BIODIESEL TOLL PRODUCTION AGREEMENT

THIS BIODIESEL TOLL PRODUCTION AGREEMENT (this “Agreement”) is made and entered into as of the 21st day of March, 2012 (the “Effective Date”), by and between BEACON ENERGY (TEXAS) CORP., a Delaware corporation whose principal place of business is located at 3102 Windmill Road, Cleburne, Texas 76033 (“Beacon”), and DELEK RENEWABLES, LLC, a Delaware limited liability company whose principal place of business is located at 7102 Commerce Way, Brentwood, Tennessee 37027 (“Owner”).

WITNESSETH:

WHEREAS, Beacon owns and operates a biodiesel production facility at 3102 Windmill Road, Cleburne, Texas 76033 (the “Facility”) at which Beacon converts certain feedstock into biodiesel fuels and by-products; and

WHEREAS, Owner and Beacon have agreed to a limited term arrangement involving the production of biodiesel at the Facility by Beacon, using feedstock purchased and owned by Owner; and

WHEREAS, Owner will own, blend, market, sell and/or consume such biodiesel; and

WHEREAS, as part of such arrangement, Beacon will assist Owner with certain logistics regarding the feedstock used at the Facility during the term of this Agreement; and

WHEREAS, Beacon will use the Facility solely to produce biodiesel for Owner during the term of this Agreement; and

WHEREAS, Beacon will cause such biodiesel to be transported to the refinery in Tyler, Texas operated by Delek Refining Ltd., an Affiliate of Owner, and other locations designated by Owner using third party carriers approved by Owner; and

WHEREAS, Beacon and Owner intend that the administration of this Agreement and Beacon’s conversion and processing of feedstock and production of biodiesel pursuant to this Agreement (including, without limitation, the scheduling, ordering, shipping, storage, testing and quality control assessments of such feedstock and biodiesel) will be facilitated through frequent consultation and communication between Owner and Beacon, consistent with their respective rights and responsibilities under this Agreement.

NOW, THEREFORE, for the covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Beacon and Owner agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1          Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them:

“Actual Biodiesel Mass” shall mean, with respect to any portion of Owner’s Product, the product obtained by multiplying (i) the Biodiesel Mass Conversion Factor for such portion of Owner’s Product by (ii) the gallonage of such portion of Owner’s Product. The gallonage of any portion of Owner’s Product shall be determined in accordance with Section 3.3(b).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Affiliate” shall mean, with respect to any party, any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such party. For the purposes of this Agreement, the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities by contract or otherwise.

“Anticipated Biodiesel Gallonage” shall mean, with respect to any month, the amount obtained by multiplying (i) the Anticipated Gallons Conversion Factor, by (ii) the quotient obtained by dividing the weight (in pounds) of the Owner’s Feedstock used by Beacon to produce Owner’s Product during such month by 7.5. If more than one (1) feedstock blend is used to produce Owner’s Product during any month, then the “Anticipated Biodiesel Gallonage” for such month shall be determined by separately calculating the Anticipated Biodiesel Gallonage for each feedstock blend used during such Production Period and aggregating the resulting amounts. The Anticipated Biodiesel Gallonage is the number of gallons of biodiesel that is expected to be produced by Beacon during each month based on the amount of feedstock that Beacon utilized during such month. By way of illustration (and without limiting the generality of the foregoing), if Beacon uses 2,800,000 pounds of “Feedstock Blend A” and 3,200,000 pounds of “Feedstock Blend B” to produce Owner’s Product during a month and the Anticipated Gallons Conversion Factor for Feedstock Blend A is 90% and the Anticipated Gallons Conversion Factor for Feedstock Blend B is 91.2%, then the Anticipated Biodiesel Gallonage for such Production Period is 725,120.

“Anticipated Biodiesel Mass” shall mean, with respect to any period, the aggregate amount obtained by multiplying the weight (in pounds) of each type of Owner’s Feedstock used during such period by the applicable Anticipated Mass Conversion Factor for such type of Owner’s Feedstock, and then adding the resulting sums together.

“Anticipated Gallons Conversion Factor” shall mean [**]; except if Owner and Beacon agree to utilize an Alternative Feedstock Blend to produce any of Owner’s Product, then Owner and Beacon shall modify the Anticipated Gallons Conversion Factor for the Owner’s Product produced with such Alternative Feedstock Blend (if necessary) in accordance with Section 4.2.

“Anticipated Mass Conversion Factor” shall mean (i) [**] with respect to any type of soy bean oil, and (ii) [**] with respect to all other types of feedstocks.

“Applicable Law” shall mean all applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, approvals, concessions, grants, franchises, licenses, directives, rulings, guidelines, policies, requirements, decisions and determinations of any federal, state or local governmental authority and all applicable common laws, in each case as amended, modified, supplemented, interpreted or administered from time to time.

“ASTM” shall mean the American Society of Testing Materials or any successor thereto.

“Average Monthly Benchmark Biodiesel Price” shall mean, with respect to any month during the Term, the average of all the Daily Rack Prices published during such month.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Average Monthly Biodiesel Gallon Cost” shall mean, with respect to any month during the Term, the sum of (i) Owner’s Monthly Feedstock Cost Per Biodiesel Gallon for such month, plus (ii) the average Toll Fee (per gallon) paid by Owner with respect to the Qualifying Biodiesel Batches Delivered during such Month.

“Base Rate” shall mean, for each date during the period in question, the prime rate (per annum) published in The Wall Street Journal for such date in its “Money Rates section, plus two percent (2.00%); provided, however, the Base Rate shall never exceed the maximum rate allowed by Applicable Law.

“Biodiesel Business Taxes” shall mean, except for Pass-Through Taxes and Owner’s Feedstock Taxes, (i) any and all taxes based on or measured by Beacon’s income, capital, net worth, net profits or gross receipts, (ii) any and all franchise, excise, privilege, real property, personal property, ad valorem, indebtedness, inheritance, transfer, business and other taxes levied or assessed against Beacon, the Facility or any of Beacon’s other assets or operations, and (iii) any and all assessments (general or special, public or private) levied or assessed against Beacon, the Facility or any of Beacon’s other assets or operations.

“Biodiesel Mass Conversion Factor” shall mean, with respect to any portion of Owner’s Product, the product obtained by multiplying the specific gravity of such portion of Owner’s Product by 8.3378. The specific gravity of each portion of Owner’s Product shall be determined in accordance with the requirements of Section 3.1(f) below.

“Bio-Energy Program Payments” shall mean payments under the Advanced BioFuel Producer Program administered by the USDA Rural Development, Rural Business – Cooperative Service and established under Title IX, Section 9005 of the Farm Security and Rural Investment Act, as amended.

“Blender’s Tax Credit” shall mean any tax credit available under Section 40A(b)(1) of the Internal Revenue Code of 1986 in connection with the mixing of biodiesel with diesel fuel and the sale or use of the resulting product, as the same is extended, amended, modified or supplemented. Owner and Beacon acknowledge that the Blender’s Tax Credit has expired and is not currently in effect.

“BQ-9000 Program” shall mean the BQ-9000 program of the National Biodiesel Accreditation Program, as amended, modified, supplemented, interpreted and administered, from time to time, and any successor program thereto, including, without limitation, all requirements that must be satisfied for a company to qualify as a BQ-9000 producer.

“Calendar Week” shall mean the period beginning at 12:00:01 A.M. (Central time) on a Monday and continuing through and including 11:59:59 P.M. (Central time) on the immediately following Sunday.

“Certificate of Analysis” shall mean a properly completed certificate of analysis, in the form attached hereto as Exhibit A, signed by Beacon.

“Confidential Information” shall mean, except as otherwise expressly provided herein, (i) the terms of this Agreement; (ii) any income and expense statements, budgets, sales volume, prices and valuations related to the Facility or Owner’s Product that are provided to Owner by Beacon, or provided to Beacon by Owner, during the Term; (iii) any customer information, business plans, marketing information, business strategies, sales records, revenue figures, cost information, environmental information, financial information and trade secrets provided to Owner by Beacon or Beacon by Owner during the Term; and (iv) any other proprietary information that Owner or Beacon, as applicable, marks “Confidential” (in bold and all caps) on its first (1st) page at the time it delivers the same to the other party.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Information shall not include: (i) any information that is or becomes available to the general public through means other than disclosure by Owner or Beacon in breach of this Agreement, (ii) any information that was known or otherwise available to Owner or Beacon prior to the disclosure of such information by the other party or its Affiliates, excluding any information provided by a third party in breach of a confidentiality, non-disclosure or other agreement, (iii) information disclosed by a third party (other than an Affiliate of Owner or Beacon, as applicable) to Owner or Beacon if such third party’s disclosure was not in breach of a confidentiality, non-disclosure or other agreement, (iv) information that a party can demonstrate was independently developed by it, without the use of reliance upon or any information supplied by or on behalf of the other party, and (v) information required to be disclosed under Applicable Law or by any governmental authority.

“Daily Rack Price” shall mean the average rack price (per gallon) of B100 (SME) with RIN for the U.S. Gulf Coast published by OPIS for any calendar day; provided if OPIS ceases to publish such average rack price, then Owner and Beacon shall endeavor to agree (in writing) upon another published price that reasonably reflects the daily market price of a gallon of B100, with its associated RIN(s) attached, in the Dallas, Texas area and substitute the same as the Daily Rack Price. If OPIS ceases to publish such average rack price and Owner and Beacon cannot agree (in writing) upon a substitute for the same, then Owner may terminate this Agreement by giving written notice to Beacon.

“Delivered” shall mean, with respect to any Qualifying Biodiesel, the actual time such Qualifying Biodiesel crosses the first flange at the applicable Delivery Point; provided, if Owner takes delivery of any Qualifying Biodiesel at the Facility, the same shall be “Delivered” at the actual time it is placed in the Transportation Vessel that Owner is using to transport the same from the Facility.

“Delivery Point” shall mean the Tyler Refinery, except if Owner instructs Beacon (in writing) to deliver any portion of Owner’s Product to another location, then such location shall be the “Delivery Point” with respect to such portion of Owner’s Product.

“Environmental and Safety Requirements” shall mean all Applicable Laws concerning public health and safety, worker health and safety, and the protection of the environment, including, without limitation, all Applicable Laws relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

“EPA” shall mean the United States Environmental Protection Agency or any successor thereto.

“EPA Temperature Conversion Formula” shall mean the EPA’s formula for standardization of biodiesel volume set forth in 40 C.F.R §80.1426 (f)(8)(ii), as amended, modified, supplemented, interpreted or administered from time to time.

“Event of Force Majeure” shall have the meaning provided in Section 12.1.

“Excess Feedstock Loss” shall mean, with respect to the period in question, the amount, if any, by which (i) the Anticipated Biodiesel Mass for such period, exceeds (ii) the Actual Biodiesel Mass of the portion of Owner’s Product produced by Beacon during such period. If Actual Biodiesel Mass equals or exceeds the Anticipated Biodiesel Mass, then Excess Feedstock Loss will be zero (0).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Existing Biodiesel Toll Production Agreement” shall mean the Biodiesel Toll Production Agreement between Delek Marketing & Supply, L.P., an Affiliate of Owner, and Beacon, dated November 1, 2011, as amended by that certain First Amendment to Toll Production Agreement, dated January 25, 2012, and as further amended by that certain Second Amendment to Toll Production Agreement, dated March 1, 2012.

“Glycerin Co-Product” shall mean crude glycerol which is produced as a by-product of the conversion and processing of Owner’s Feedstock into the Owner’s Product at the Facility.

“Hazardous Materials” shall mean any and all hazardous or toxic substances, materials, wastes, pollutants and contaminants that are listed, defined, or regulated under any Applicable Law pertaining to the health, safety or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §§ 9601 to 9675, the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C.A. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. §§ 6921 to 6939e, the Federal Water Pollution Control Act, 33 U.S.C.A. §§ 1251 to 1387, the Clean Air Act, 42 U.S.C.A. §§ 7401 to 7671q, the Emergency Planning and Community Right To Know Act, 42 U.S.C.A. §§ 11001 to 11050, the Toxic Substances Control Act, 15 U.S.C.A. §§ 2601 to 2692, the Solid Waste Disposal Act, 42 U.S.C.A. §§ 6901 to 6992k, the Oil Pollution Act, 33 U.S.C.A. §§ 2701 to 2761, and the environmental laws of the State of Texas, as the same may be amended. Without limiting the generality of the foregoing, “Hazardous Materials” shall specifically include (i) “hazardous wastes,” “solid wastes” (excluding office, household or similar solid wastes), “hazardous substances,” “toxic substances,” “pollutants,” “contaminants” and other similar identified designations in any Applicable Law for the protection of health, safety or the environment, and (ii) polychlorinated biphenyl, asbestos, radon, urea formaldehyde, petroleum products, petroleum derived constituents (such as, without limitation, gasoline, diesel fuel, oil and hydrocarbons), and biodiesel.

“Incentives” shall mean any and all tax credits, grants, awards, payments, tax abatements and other incentives made available by any federal, state or local governmental or quasi-governmental authority, which belong to or benefit the owner, producer, distributor, seller, manufacturer, supplier or blender of Owner’s Product, or for which the owner, producer, distributor, seller, manufacturer, supplier or blender of Owner’s Product may be eligible, including, but not limited to, (i) any Bio-Energy Program Payments, (ii) the Blender’s Tax Credit, and (iii) any credits available pursuant to the Producers Tax Credit created by the Energy Tax Incentives Act of 2005 or Section 40A of the Internal Revenue Code, as the same are extended, amended, modified or supplemented.

“Late Gallons” shall mean, with respect to any Production Period, (i) the total gallonage of all Qualifying Biodiesel that was supposed to have been delivered by Beacon to Owner under the Production & Delivery Schedule during such Production Period as of the time in question, less (ii) the total gallonage of all Qualifying Biodiesel that Beacon has actually Delivered to Owner during such Production Period as of the time in question.

“Lender Agreements” shall mean (i) the Lien and Access Agreement between Delek Marketing & Supply, L.P., Beacon and Fifth Third Bank, as Administrative Agent, dated November 1, 2011, as amended, and (ii) any other agreements entered into by Beacon that grant access or other rights with respect to Owner’s Feedstock, Owner’s Work-In-Process, Owner’s Product, the Facility or related records to any lender(s) of Owner.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Losses” shall mean any and all damages, penalties, fines, assessments, charges, costs, liabilities, obligations, taxes, losses, judgments, awards, expenses and fees, including, without limitation, costs of investigation, court costs, costs of defense, and reasonable fees of attorneys, accountants and other professional advisors and experts.

“Owner’s Ending Feedstock Inventory” shall mean (i) all of Owner’s Feedstock located at the Facility at the expiration or earlier termination of this Agreement, excluding Owner’s Work-In-Process, and (ii) all of the Owner’s Feedstock on order or in transit to the Facility at the expiration or earlier termination of this Agreement.

“Owner’s Feedstock” shall mean the feedstock supplied by Owner that is acquired for purposes of this Agreement in accordance with ARTICLE IV and is not Owner’s Work-In-Process or Owner’s Product.

“Owner’s Feedstock Cost” shall mean, with respect to any portion of Owner’s Feedstock, the actual amount that Owner paid to acquire the same, including, without limitation, taxes, insurance costs and transportation costs. For purposes of this Agreement, the Owner’s Feedstock Cost shall be calculated on a first in, first out basis for each type of feedstock forming a part of Owner’s Feedstock.

“Owner’s Feedstock Taxes” shall mean all sales taxes due in connection with the purchase of Owner’s Feedstock by Owner and all governmental taxes, charges and exactions required to be paid by Owner to transport Owner’s Feedstock to the Facility.

“Owner’s Monthly Feedstock Cost Per Biodiesel Gallon” shall mean, with respect to any month during the Term, the quotient obtained by dividing (i) Owner’s Feedstock Cost for the portion of Owner’s Feedstock used by Beacon to produce Owner’s Product during such month, divided by (ii) the Anticipated Biodiesel Gallonage for such month.

“Owner’s Product” shall mean biodiesel (B100) produced by Beacon at the Facility using Owner’s Feedstock, but not Glycerin Co-Product or Waste.

“Owner’s Work-In-Process” shall mean any portion of Owner’s Feedstock that is in the process of being converted to biodiesel at the Facility, but has not yet become Owner’s Product, Glycerin Co-Product or Waste.

“Passthrough Tax” shall mean any sale or use tax levied against any of Owner’s Product or a seller of any of Owner’s Product that is to be ultimately collected from the final user or consumer of the same (as opposed to a reseller).

“Production & Delivery Schedule” shall mean, with respect to each Production Period during the Term, the schedule for production and delivery of Qualifying Biodiesel during such Production Period established in accordance with Section 3.1(b), as the same is modified pursuant to Section 5.1(c), Section 12.1 or any written agreement between Beacon and Owner. The Production & Delivery Schedule for the first (1st) Production Period during the Term is attached hereto as Exhibit B.

“Production Period” shall mean each successive three (3) calendar month period during Term. By way of illustration, the first (1st) Production Period will commence on April 1, 2012 and end on June 30, 2012, the second (2nd) Production Period will commence on July 1, 2012 and end on September 30, 2012, and so forth.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Qualifying Biodiesel” shall mean Owner’s Product that meets or exceeds the applicable Qualifying Biodiesel & Feedstock Standards.

“Qualifying Biodiesel Batch” shall mean each load of Qualifying Biodiesel that is Delivered by Beacon. Owner and Beacon anticipate that Owner’s Product will be delivered by Beacon using a Transportation Vessel and that each Qualifying Biodiesel Batch will equal a rail car or tank truck load (or fraction thereof).

“Qualifying Biodiesel & Feedstock Standards” shall mean the standards, requirements and specifications set forth on Exhibit C, as the same may be modified in accordance with Section 4.2.

“RIN” shall mean a Renewable Identification Number that complies with the rules and regulations relating to the Renewable Fuel Standards Program of the Environmental Protection Agency.

“Term” shall have the meaning set forth in Section 2.1 below.

“Texas Producer’s Biodiesel Grants” shall mean any grants available under Section 16.01, et. seq. of the Texas Agriculture Code in connection with the production of biodiesel, as the same is extended, amended, modified or supplemented. Owner and Beacon acknowledge that the program for the Texas Producer’s Biodiesel Grants has expired and the Texas Producer’s Biodiesel Grants are not currently in available.

“Toll Fee” shall mean, with respect to each Qualifying Biodiesel Batch, the product obtained by multiplying (i) [**], plus the Transportation Charge for such Qualifying Biodiesel Batch (per gallon), by (ii) the gallonage of such Qualifying Biodiesel Batch.

“Transportation Charge” shall mean, with respect to each Qualifying Biodiesel Batch, the actual amount charged to Beacon by the third party carrier to transport such Qualifying Biodiesel Batch to its Delivery Point, calculated on a per gallon basis; provided, however, the Transportation Charge will be zero (0) if Owner elects to take delivery of such Qualifying Biodiesel Batch at the Facility. The Transportation Charge for a Qualifying Biodiesel Batch shall be determined in accordance with Section 5.2(c) below.

“Transport Vessel” shall mean a railcar or tank truck.

“Tyler Refinery” shall mean the refinery in Tyler, Texas operated by Delek Refining Ltd., an Affiliate Owner.

“Waste” shall mean all material, except for Owner’s Feedstock, Owner’s Work-In Process and Owner’s Product resulting from the operation of the Facility and the services and activities provided by Beacon pursuant to this Agreement, including, without limitation, Glycerin Co-Products, by-products, impurities and materials generated during the transportation, storage and handling of Owner’s Feedstock at the Facility or the conversion and production at the Facility of Owner’s Feedstock into Owner’s Product.

1.2          Interpretation. For purposes of this Agreement:

(i)          the singular includes the plural and vice versa, the masculine includes the feminine and vice versa, and references to natural persons include (without limitation) corporate bodies, partnerships and other entities and vice versa;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)         any reference to an Article, Section, Clause, Schedule, Exhibit, Appendix, Annex or Attachment, unless otherwise specifically provided herein, shall be refer to an Article, Section, Clause, Schedule, Exhibit, Appendix, Annex or Attachment of this Agreement;

(iii)        each reference in this Agreement to “the Agreement” or “this Agreement” shall, unless otherwise specifically provided herein, be construed to include the Preamble and each Article, Section, Clause, Schedule, Exhibit, Appendix, Annex and Attachment of this Agreement;

(iv)        the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation;

(v)         the words “include,” “includes” and “including” shall be construed as if they are followed by the phrase “without limitation;”

(vi)        all references to currency shall be construed to mean the currency of the United States of America, except to the extent this Agreement expressly provides otherwise;

(vii)       any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage of the biodiesel industry shall have that meaning in this Agreement; and

(viii)      this Agreement shall be construed according to its plain meaning and shall be construed as the product of negotiations at arms’ length between equally sophisticated business persons advised by counsel, and this Agreement shall not be construed or interpreted against the party who provided and drafted it.

ARTICLE II
CONTRACT TERM

2.1          Contract Term. The term of this Agreement (the “Term”) shall (i) commence on April 1, 2012 and (ii) expire at 11:59 p.m. on March 31, 2014, unless this Agreement is earlier terminated or extended in accordance with the express terms hereof or a written agreement executed by Owner and Beacon.

2.2          Survival of Rights. Unless otherwise expressly provided for in this Agreement, any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to Beacon or Owner pursuant to this Agreement, which shall survive such termination or expiration hereof.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE III
BIODIESEL TOLL CONVERSION AND PROCESSING

3.1          Exclusive Conversion and Processing.

(a)          Subject to and in accordance with the terms of this Agreement, Beacon shall: (i) receive all of Owner’s Feedstock at the Facility; (ii) convert and process Owner’s Feedstock at the Facility into Qualifying Biodiesel; and (iii) deliver Qualifying Biodiesel to the applicable Delivery Point in accordance with the Production & Delivery Schedule. During the Term, Beacon shall dedicate and use the entire biodiesel fuel conversion and production capacity of the Facility for the conversion of Owner’s Feedstock and production of Owner’s Product. Unless Owner expressly agrees otherwise, in writing, during the Term: (i) Beacon shall not provide or permit feedstock conversion, biodiesel production or any related activities at the Facility for the benefit of any person or entity other than Owner; (ii) Beacon shall not make use of, or permit the use of, the Facility to convert feedstock or produce biodiesel for its own benefit, use or sale, except for the production of Glycerin Co-Product; (iii) the Facility’s feedstock conversion capability and production capacity shall be exclusively dedicated to Beacon’s performance of its obligations under this Agreement and shall be for the sole benefit of Owner, except all Glycerin Co-Product shall belong to Beacon. Beacon shall produce Owner’s Product in lots, and Beacon shall track the portion of Owner’s Feedstock used to produce each lot of Owner’s Product. It is anticipated that such lots will be approximately 30,000 gallons of Owner’s Product. Beacon shall keep reliable records of each lot of Owner’s Product and the portion of Owner’s Feedstock used to produce each lot of Owner’s Product (including, but not limited to, the test results related to the same) for a period of twelve (12) months after the expiration or earlier termination of the Term, except Beacon shall only be required to maintain samples of Owner’s Product for a period of six (6) months. Beacon shall provide Owner with written notice of its intention to dispose of any such samples and allow Owner an opportunity to take possession of such samples within seven (7) days of such notice prior to any such disposition.

(b)          The Production & Delivery Schedule for the first (1st) Production Period is attached hereto as Exhibit B. At least forty (45) days prior to the start of the second (2nd) Production Period and each subsequent Production Period, Owner shall furnish Beacon with the Production & Delivery Schedule for such Production Period. Unless Beacon agrees otherwise, in writing, Owner’s Production & Delivery Schedule for each Production Period shall: (i) provide for Beacon to produce and deliver at least [**] gallons of Qualifying Biodiesel to Owner during each calendar month within such Production Period, which amount shall be prorated for any partial calendar month and shall be subject to the terms of Section 5.1(c) below; (ii) require Beacon to produce no more than [**] gallons of Qualifying Biodiesel on any day during such Production Period, (iii) not provide for Beacon to deliver any Qualifying Biodiesel Batch containing less [**] gallons during such Production Period; (iv) not require Beacon to deliver more than [**] gallons of Qualifying Biodiesel on any day during such Production Period; (v) not require to operation of the Facility on New Year’s Day, Christmas, Thanksgiving, Memorial Day, July 4th or the Labor Day; and (vi) provide for two (2) days per month when the Facility is idle so that Owner may perform necessary maintenance and repairs thereto. Owner’s Production & Delivery Schedule for each Production Period shall be binding on Owner and Beacon, except if Beacon notifies Owner, in writing, that any such Production & Delivery Schedule violates the terms of this section within ten (10) days after Beacon first receives such Production & Delivery Schedule, Owner shall revise such Production & Delivery Schedule so the same complies with this section.

(c)          Owner shall have sole title to Owner’s Feedstock, Owner’s Work-In-Process and Owner’s Product at all times, free and clear of all mechanic’s, materialmen’s, processor’s, supplier’s, hauler’s and other liens and all claims and charges benefitting Beacon or any of its agents, employees, contractors or representatives (collectively “Producer’s Liens”). TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, (i) BEACON HEREBY EXPRESSLY WAIVES AND RELEASES ANY AND ALL PRODUCER’S LIENS THAT ARE OR MAY BE AVAILABLE TO BEACON WITH RESPECT TO OWNER’S FEEDSTOCK, OWNER’S WORK-IN-PROCESS AND OWNER’S PRODUCT, AND (ii) BEACON SHALL CAUSE ITS AGENTS, CONTRACTORS AND REPRESENTATIVES TO WAIVE AND RELEASE ANY AND ALL PRODUCER’S LIENS THAT ARE OR MAY BE AVAILABLE TO SUCH AGENTS, CONTRACTORS AND REPRESENTATIVES WITH RESPECT TO OWNER’S FEEDSTOCK, OWNER’S WORK-IN-PROCESS AND OWNER’S PRODUCT.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)          Beacon represents, warrants and covenants that all of the biodiesel produced and delivered by Beacon to Owner pursuant to this Agreement will meet or exceed the Qualifying Biodiesel & Feedstock Standards. In addition, Beacon shall use commercially reasonable efforts to avoid Excess Feedstock Loss. Within ten (10) days after the end of each Production Period, Owner and Beacon shall review Beacon’s books and records and use reasonable efforts to determine whether there has been any Excess Feedstock Loss during such Production Period. If Owner and Beacon determine there has been Excess Feedstock Loss during a Production Period, then Beacon shall make an estimated payment (the “Estimated Excess Feedstock Loss Payment”) to Owner equal the product obtained by multiplying (i) the Excess Feedstock Loss during such Production Period, by (ii) the quotient obtained by dividing Owner’s Feedstock Costs for the portion of Owner’s Feedstock used during such Production Period by the weight (in pounds) of such portion of Owner’s Feedstock. [**]. If there is any Excess Feedstock Loss or Beacon believes there will be Excess Feedstock Loss during any period, Beacon will so notify the Owner, in writing, and the parties will discuss steps to reduce or eliminate future Excess Feedstock Loss. Beacon shall maintain all records and obtain all data required to calculate the Excess Feedstock Loss during each month during the Term.

(e)          In accordance with Beacon’s current practices at the Facility and any applicable requirements of the BQ-9000 Program, Beacon shall test and sample Owner’s Feedstock and Owner’s Product at the Facility to determine whether the same is suitable and complies with the terms of this Agreement. Beacon shall test (i) any portion of the Owner’s Feedstock delivered by truck at the time the same is received at the Facility, and (ii) any portion of Owner’s Feedstock delivered by rail car prior to the date demurrage charges will begin to accrue with respect thereto. In addition, Bacon shall perform any additional testing of Owner’s Feedstock and Owner’s Product requested by Owner; provided Owner shall reimburse Beacon for the reasonable cost of such additional testing. Beacon shall retain the test results and samples of Owner’s Feedstock and Owner’s Product to the extent required by Applicable Law, BQ-9000 and this Agreement. At Owner’s request, Beacon will cause the Owner’s Feedstock, Owner’s Work-In-Process and/or Owner’s Product to be sampled and tested by Intertek Caleb Brett or another independent laboratory to the extent required by Owner; provided, however, Owner shall be responsible for paying the cost of such sampling and testing unless the same reveals that Beacon is in default under this Agreement or has provided materially incorrect information to Owner pursuant hereto. Without limiting the generality of the foregoing, any information that incorrectly indicates compliance with the Qualifying Biodiesel & Feedstock Standards shall be deemed materially incorrect for purposes of this Agreement.

(f)          Beacon shall supply and be solely responsible for all storage facilities, labor, laboratory facilities, manufacturing facilities, testing services, quality assurance processes, auxiliary and technical servicing, insurance, chemical inputs, utilities, equipment, machinery, vehicles and services necessary or advisable in connection with: (i) the unloading, handling, storage and processing of Owner’s Feedstock in accordance with the terms of this Agreement; (ii) the conversion and processing of Owner’s Feedstock into biodiesel that satisfies the Qualifying Biodiesel & Feedstock Standards and the other terms of this Agreement; (iii) the handling, storage, processing and delivery of Owner’s Product to the applicable Delivery Point; and (iv) the disposal of Waste generated by or resulting from the production of Owner’s Product, including, without limitation, Glycerin Co-Product. Beacon shall operate the Facility and fulfill its obligations under this Agreement in a manner that complies with Applicable Law. In addition, Beacon shall use commercially reasonable efforts to convert and process the Owner’s Feedstock at the Facility into Owner’s Product in safe manner and in accordance with OSHA standards. Without limiting the generality of the foregoing, Beacon agrees to operate, maintain, repair and manage the Facility in a manner that complies with the BQ-9000 Program during the Term. Beacon shall cause the Facility to remain a certified BQ-9000 producer during the Term.

Beacon shall perform all testing required to properly complete a Certificate of Analysis for each Qualifying Biodiesel Batch. Without limiting the generality of the foregoing, the Certificate of Analysis for each Qualifying Biodiesel Batch shall set forth the specific gravity of such Qualifying Biodiesel, which shall be determined by an independent laboratory, who is reasonably acceptable Owner, in compliance with ASTM B1298 (as amended, modified, supplemented, interpreted or administered by ASTM from time to time) and the BQ-9000 Program. At the time, or immediately prior to the time, that each Qualifying Biodiesel Batch is Delivered, Beacon shall furnish Owner with the following documents:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)          A properly completed Certificate of Analysis for such Qualifying Biodiesel Batch that has been duly executed by Beacon;

(ii)         Evidence that a minimum of 1.5 RINs per gallon have been properly assigned and attached to such Qualifying Biodiesel Batch in accordance with Applicable Law, including, but not limited to, all rules and regulations of the EPA;

(iii)        All documentation required to ensure that Owner is the lawful owner and holder of all RINs assigned to such Qualifying Biodiesel Batch;

(iv)        A Bill of Lading, in form and substance reasonably acceptable to Owner; and

(v)         A Producers Certificate of Biodiesel, in a form reasonably acceptable to Owner, that is sufficient to allow Owner to qualify for and obtain any and all Incentives that are or may be available with respect to such Qualifying Biodiesel Batch.

(g)          Within one (1) business day after each Qualifying Biodiesel Batch is Delivered, Beacon shall furnish Owner with a written invoice setting forth (i) the gallonage and temperature of such Qualifying Biodiesel Batch at the time the same was delivered, determined in compliance with Section 3.3, and (ii) the Toll Fee due and payable for such Qualifying Biodiesel Batch (an “Invoice”).

(h)          Beacon shall be responsible for disposing of all Wastes in compliance with Applicable Law, and Beacon shall be the owner, generator and disposer of the Wastes for all purposes, including, without limitation, compliance with and liability under any Applicable Law. Owner shall not be responsible for any Wastes, nor shall Owner be an owner, generator, disposer or arranger with respect to any Hazardous Waste used in connection with or resulting from the operation of the Facility or the production of Owner’s Product.

(i)          Beacon shall promptly provide Owner with written notice of any maintenance, repairs, shutdown, breakdown, decrease in output, damage to the Facility or other event that is reasonably likely to have a material and adverse effect on Beacon’s ability to satisfy its obligations under this Agreement, including, without limitation, its ability to produce and deliver Qualifying Biodiesel during any Production Period in accordance with the Production & Delivery Schedule for such Production Period. Such notice shall be provided in advance, if possible, and in all cases it shall be provided as promptly as possible in order to provide Owner with a commercially reasonable opportunity to avoid interruption of its business, including, but not limited to, interruption in the delivery of full and timely contract quantities of biodiesel to Owner’s customers. Beacon and Owner recognize that frequent communication is necessary to optimize the administration of this Agreement and Beacon’s conversion of Owner’s Feedstock and production of Owner’s Product in accordance with this Agreement. To that end, Owner and Beacon shall appoint an individual representative (a “Designated Representative”) who will be responsible for engaging in such communication with respect to this Agreement. Unless Owner and Beacon otherwise agree, in writing, the Designated Representatives of Owner and Beacon shall be the individuals identified on Exhibit D and such individuals shall conduct a planning meeting (either in person or by telephone) at least once every Calendar Week to address issues that arise under or relate to this Agreement. During the Term, Beacon shall provide appropriate office space at the Facility for use by Owner’s Designated Representative during visits to and meetings at the Facility.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(j)          Beacon shall not sell or take any orders for Owner’s Product in connection with any sale or any consignment arrangement. All sales and consignments of Owner’s Product shall be made and conducted solely by Owner.

(k)          Beacon shall maintain detailed books and records related to Owner’s Feedstock, Owner’s Product and the Qualifying Biodiesel Batches for a period of at least twelve (12) months after the end of the Term, including, but not limited to, delivery dates, quantities, governmental filings, and test results. Upon reasonable advance notice and during Beacon’s normal operating hours, Owner shall have the right to review and audit such books and records at the Facility, from time to time, and Beacon shall furnish Owner with a copy of the same, upon request. Beacon shall immediately refund the amount of any overcharge revealed by a review or audit of such books and records. If any such review or audit reveals that Beacon has overcharged Owner for any of Qualifying Biodiesel Batch by five percent (5%) or more, miscalculated the Excess Feedstock Loss for any Production Period by one percent (1%) or more, or otherwise failed to materially comply with the terms of this Agreement, then Beacon shall reimburse Owner for the reasonable cost of such review and/or audit. If any such review or audit reveals that Owner and Beacon have miscalculated the Excess Feedstock Loss for any Production Period, then Owner shall pay to Beacon or Beacon shall pay to Owner, as applicable, the amount required to cause Beacon to pay the amount it owes Owner as a result of any Excess Feedstock Loss under Section 3.1(d), but not more. Beacon shall timely file all reports and other documentation pertaining to the RINs generated and attached to Owner’s Product required by EPA, including, without limitation, quarterly reports and the annual “attest engagement” to be completed by a certified public accountant or certified internal auditor. In addition, upon Owner’s request, Beacon shall use reasonable efforts to comply with any rules, regulations or standards promulgated by the National Biodiesel Board or other national industry group to ensure RIN integrity and protect against fraud related. Upon request, Beacon shall furnish Owner with a copy of all governmental permits, licenses and approvals required for the operation of the Facility, including, without limitation, all permits, licenses and approvals required for the handling, storing, conversion and processing of feedstock and biodiesel, the disposal of waste products resulting from the operation of the Facility, or the delivery of biodiesel.

(l)          Within five (5) days after the end of each month during the Term, Beacon shall furnish Owner with a written report setting forth all measurements of the gallonage, specific gravity and mass of Owner’s Product taken by Beacon during such month, which report shall include the temperature of each portion of Owner’s Product at the time its gallonage, specific gravity or mass was so measured and the date and time of such measurements.

(m)          Owner and its lenders, agents, employees, contractors and representatives shall have the right to: (i) upon reasonable advance notice and during Beacon’s normal business hours, enter upon the Facility and conduct inspections, examinations, tests and sampling of Owner’s Feedstock, Owner’s Work-In-Process, Owner’s Product, and Waste; (ii) contact Beacon and its agents, employees, contractors and representatives for purposes of obtaining information related to Owner’s Feedstock, Owner’s Work-in-Process and Owner’s Product; (iii) monitor the handling, storage, conversion, processing, transportation and disposal of Owner’s Feedstock, Owner’s Work-In-Process, Owner’s Product, and Waste; and (iv) review all reports, books, records, materials and correspondence related to Owner’s Feedstock, Owner’s Work-In-Process, Owner’s Product, and Waste or the operation of the Facility during the Term. In exercising the privileges granted pursuant to this section, Owner shall use commercially reasonable efforts to avoid materially interfering with the operation of the Facility; provided nothing herein shall be deemed to modify, limit or reduce the rights of any lender under the Lender Agreements. Beacon agrees that Owner’s representative may want to be at the Facility, from time to time, and will not be required to give advance notice prior to visiting the Facility during Beacon’s normal business hours.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(n)          During the Term, Beacon shall, at its sole cost and expense, perform any repairs, maintenance and replacements required to keep the Facility in a good working order and safe condition at all times.

3.2          Licensure. Upon Owner’s written request, Beacon shall provide Owner or its designee with copies of all governmental permits, licenses and approvals that are (i) relevant to this Agreement or the operation of the Facility or (ii) required for Beacon or any of its agents, employees, contractors or representatives (including, without limitation, any carrier retained by Beacon to transport any of Owner’s Product) to perform any of their obligations with respect to Owner’s Feedstock, Owner’s Work-In-Process or Owner’s Products. Beacon shall promptly notify Owner of any legal or governmental actions, proceedings, investigations or inquiries that could reasonably be expected to materially affect Beacon’s ability to perform its obligations under this Agreement or that reasonably might result in any loss or damage to Owner.

3.3          Measurement of Owner’s Product.

(a)          The gallonage of the Owner’s Product (including, without limitation, each of the Qualifying Biodiesel Batches) shall be determined by the mass flow meters located at the Facility and (if different) the Delivery Point. Beacon shall measure the gallonage of the Owner’s Product at the time it is placed into storage tanks at the Facility and at the time it is Delivered. Beacon shall keep a written record of all meter readings that it takes to measure the gallonage or mass of any portion of Owner’s Product. If there is a conflict between reading of the mass flow meters at the Facility and the Delivery Point, the reading at the Delivery Point shall control absent manifest error. Beacon shall ensure the Qualifying Biodiesel Batches are at a temperature of no less than sixty (60) degrees Fahrenheit at the time their gallonage or mass is measured pursuant hereto. From time to time, Beacon may cause any such mass flow meter at a Delivery Point to be tested, at its expense, and Owner may cause any such mass flow meter at the Facility to be tested, at its expense, in each case to ensure the same is properly calibrated; provided if either party desires to test any such mass flow meter, it shall notify the other party, in writing, and afford the other party’s representative or consultant a reasonable opportunity to participate in such testing.

(b)          At the time it is measuring the gallonage or mass of any portion of Owner’s Product (including, without limitation, each Qualifying Biodiesel Batch), Beacon shall determine the temperature of the same and keep a written log of the same. Beacon shall measure the temperature of the Owner’s Product in a manner that complies with Applicable Law (including, without limitation, the rules and regulations of the EPA) and the reasonable requirements of Owner. For purposes of calculating the number of gallons of any portion of Owner’s Product produced or delivered pursuant to this Agreement, Owner and Beacon shall either: (i) measure the gallonage of such portion of Owner’s Product at a time when its temperature is sixty (60) degrees; or (ii) calculate the gallonage of such portion of Owner’s Product utilizing the EPA Temperature Conversion Formula. This section shall govern with respect to all of the provisions of this Agreement, unless otherwise expressly provided herein, including, without limitation the calculation the number of RINs assigned to Owner’s Product, the gallonage of each Qualifying Biodiesel Batch, the gallonage of Qualifying Biodiesel or Owner’s Product produced during any given period, and the Toll Fee.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4          Out of Spec Product.

(a)          If it is determined that any of Owner’s Product does not meet or exceed the Qualifying Biodiesel & Feedstock Standards and the other terms of this Agreement (such biodiesel being “Out of Spec Product”) prior to the same being Delivered, then Beacon shall reprocess such Out of Spec Product at the Facility, at Beacon’s expense, to the extent necessary to cause the same to comply with the Qualifying Biodiesel & Feedstock Standards and this Agreement. Owner shall notify Beacon upon Owner’s discovery that any Out of Spec Product has been Delivered. If (i) any Out of Spec Product is Delivered, and (ii) such Out of Spec Product, in Owner’s reasonable judgment, has not been blended, consumed, sold or otherwise processed so that it is incapable of being returned to the Facility, then Beacon shall retrieve and reprocess such Out of Spec Product at the Facility, at Beacon’s expense, so the same complies with the Qualifying Biodiesel & Feedstock Standards and this Agreement. In the event the reprocessing of any Out of Spec Product causes a reduction in the amount of Owner’s Product for any Production Period, the calculation of Excess Feedstock Loss and the Estimated Excess Feedstock Loss Payment for such Production Period shall be adjusted to the extent necessary to reflect such reduction. Nothing contained herein shall be deemed to limit Owner’s rights and remedies under Section 3.4(b) below and the other provisions of this Agreement.

(b)          Subject to the other terms hereof, if any Out of Spec Product is Delivered, Beacon shall indemnify, defend and hold harmless Owner from and against all claims and Losses arising or resulting from Beacon’s delivery of Out of Spec Product to Owner, including, but not limited to, incidental damages (such as, by way of example and not limitation, tank cleaning costs) and liabilities to third parties who purchase, store, utilize, consume or sell such Out of Spec Product (directly or in a product containing the same), including, without limitation, any Affiliates of Owner.

(c)          To the extent Out of Spec Product results in Beacon not timely delivering any Qualifying Biodiesel Batch in accordance with the applicable Production & Delivery Schedule, Section 3.5 shall govern Owner’s rights and remedies as a result thereof.

3.5          Failure to Deliver Qualifying Biodiesel.

(a)          If (i) Beacon fails to cause any Qualifying Biodiesel to be timely Delivered in accordance with the Production & Delivery Schedule for the then current Production Period, and (ii) the number of Late Gallons for such Production Period is less than [**] gallons at such time (with the number of gallons in such Qualifying Biodiesel being included in the Late Gallons), then Beacon shall not be liable to Owner for any Losses that Owner suffers as a result of Beacon’s failure to deliver such Qualifying Biodiesel in a timely manner; provided nothing contained in this section shall relieve Beacon from its other obligations and liabilities hereunder or waive any claim that Owner may have on account of loss or damage to Owner’s Feedstock, Owner’s Work-In-Process and Owner’s Product.

(b)          If Beacon fails to cause any Qualifying Biodiesel to be timely Delivered in accordance with the Production & Delivery Schedule for the then current Production Period and the number of Late Gallons for such Production Period equals or exceeds [**] gallons at such time (with the number of gallons in such Qualifying Biodiesel being included in the Late Gallons), then Owner may purchase replacement biodiesel (“Replacement Biodiesel”) of substantially the same quality and quantity as such Qualifying Biodiesel on the spot market or from another source. If Owner purchases any Replacement Biodiesel pursuant to this section, Beacon shall pay Owner the amount (the “Price Differential”), if any, by which (i) the actual cost to Owner of such Replacement Biodiesel, including, without limitation, transportation charges and taxes, exceeds (ii) (A) the product obtained by multiplying the Toll Fee (calculated as if Beacon had delivered such Replacement Biodiesel from the Facility to the applicable delivery point) by the gallonage of such Replacement Biodiesel, plus (B) the estimated Owner’s Feedstock Cost of the portion of Owner’s Feedstock that would have been required to produce such Replacement Biodiesel if Beacon had produced the same, as determined by Owner in its reasonable judgment; provided Owner shall not have the right to receive the Price Differential with respect to more than [**] gallons of Replacement Biodiesel during any Production Period. If Owner purchases more than [**] gallons of Replacement Biodiesel during a Production Period, Owner shall have the right to receive the Price Differential with respect to the first [**] gallons of Replacement Biodiesel purchased during such Production Period. Nothing contained herein shall be deemed to limit Owner’s remedies under Section 3.5(c).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)          If the Late Gallons for any Production Period exceed [**] gallons at any time, then Owner may, in addition to its other remedies under this Section 3.5, terminate this Agreement and pursue all remedies available under this Agreement on account of Beacon’s failure to cause the Qualifying Biodiesel to be Delivered to Owner in accordance with this Agreement, including, without limitation, all remedies available under Section 11.2.

(d)          The remedies set forth in this Section 3.5 shall be the sole remedy available to Owner as a result of Beacon’s failure to deliver Qualifying Biodiesel to Owner in accordance with any Production & Delivery Schedule.

(e)          If Owner terminates this Agreement pursuant to this Section 3.5: then: (i) this Agreement shall terminate effective as of 8:00 a.m. on the day immediately following the date Beacon receives a written termination notice from Owner; (ii) Beacon shall deliver all Qualifying Biodiesel at the Facility that is part of Owner’s Product in accordance with the terms of this Agreement; (iii) Owner shall pay the Toll Fee for such Qualifying Biodiesel, after deducting any amounts that Beacon owes Owner under this Agreement therefrom, and (iv) Section 4.1 shall govern with respect to Owner’s Feedstock, Owner’s Work-In-Process and any Out-Of-Spec Product existing upon the termination hereof.

(f)          BEACON AND OWNER ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 3.5 ARE REASONABLE GIVEN THE CIRCUMSTANCES NOW EXISTING (INCLUDING, WITHOUT LIMITATION, THE RANGE OF HARM TO OWNER THAT IS REASONABLY FORESEEABLE AND THE ANTICIPATION THAT PROOF OF OWNER’S ACTUAL DAMAGES WOULD BE COSTLY, IMPRACTICAL AND INCONVENIENT), AND THAT EACH IS REPRESENTED BY COMPETENT COUNSEL AND UNDERSTANDS THE PROVISIONS OF THIS PARAGRAPH.

3.6          Ownership of Glycerin Co-Product.

(a)          Title to, and risk of loss of, all Glycerin Co-Product produced as a by-product in connection with the conversion and processing of Owner’s Feedstock into Owner’s Product shall be with Beacon immediately upon the production of such Glycerin Co-Product. All Glycerin Co-Product shall be owned by Beacon for no additional consideration payable by Beacon to Owner. Beacon and Owner acknowledge and agree that the value of the Glycerin Co-Product has been taken into account in determining the Toll Fee.

(b)          Owner represents and warrants to Beacon that all Glycerin Co-Product shall be transferred to Beacon free and clear of any and all liens created by Owner, excluding any liens benefiting Beacon under Applicable Law or resulting from any acts or omissions of Beacon or any of its agents, employees, contractors or representatives.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)          EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SECTION 3.6, OWNER HAS NOT MADE, IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES REGARDING THE GLYCERIN CO-PRODUCT, EXPRESS OR IMPLIED, INCLUDING. WITHOUT LIMITATION, ANY REPRESENTATIONS AND WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, PRODUCT REQUIREMENTS, GRADE, OR INFRINGEMENT OF ANY PATENT, TRADEMARK. COPYRIGHT, OR OTHERWISE.

3.7          Tax Credits & Other Incentives.

(a)          Except as otherwise expressly provided in this Section 3.7, Owner shall be entitled to all Incentives, and Beacon hereby assigns all of its right, title and interest in and to the Incentives to Owner. Beacon shall cooperate with, assist and join in Owner’s efforts to obtain any Incentives, upon Owner’s written request; provided Beacon shall not be required to take any actions that materially increase Beacon’s obligations under this Agreement, unless Owner agrees to reimburse Beacon for the reasonable out-of-pocket costs that Beacon incurs in connection therewith. Within five (5) days after Owner’s written request, Beacon shall furnish Owner with any information regarding the Facility, Owner’s Feedstock, Owner’s Product or any matter related to the same that is reasonably requested by Owner in connection with Owner’s efforts to obtain any Incentives.

(b)          [**].

(c)          [**].

(d)          To the extent it is eligible under Applicable Law, Beacon shall be entitled to receive and retain any Texas Producer’s Biodiesel Grants that become available as a result of the production of Owner’s Product during the Term. Beacon shall be solely responsible for taking any and all actions required to establish eligibility for and receive such Texas Producer’s Biodiesel Grants, at Beacon’s sole cost and expense, including, without limitation, the payment of all producer and other fees due in connection therewith. Notwithstanding anything to the contrary, Beacon shall not take any actions to establish eligibility for or receive any Texas Producer’s Biodiesel Grants that conflict with or result in a breach of the terms of this Agreement or that increase Owner’s obligations and liabilities or decreases its rights.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IV
OWNER’S FEEDSTOCK

4.1          Feedstock Ordering & Payment.

(a)          Owner is responsible for placing orders for Owner’s Feedstock with independent suppliers, negotiating the terms and conditions for the supply of Owner’s Feedstock, and arranging for the shipment of Owner’s Feedstock to the Facility. Upon Owner’s request, Beacon will provide reasonable assistance in connection with the identification of potential feedstock suppliers, the negotiation of the terms of feedstock orders, and the coordination of deliveries of Owner’s Feedstock to the Facility. Unless Owner elects otherwise, Beacon shall retain Biodiesel Services Group, LLC or another company designated by Owner (a “Feedstock Consultant”) to assist Owner with ordering and arranging for the shipment of Owner’s Feedstock during the Term. Beacon shall obtain Owner’s written approval of the contract (a “Feedstock Consulting Contract”) between Beacon and any Feedstock Consultant. Owner may require that Beacon terminate a Feedstock Consultant at anytime permitted under the Feedstock Consulting Contract between Beacon and such Feedstock Consultant, and Owner may or may not elect to have Beacon replace such Feedstock Consultant. Beacon shall pay any Feedstock Consultant a fee (the “Feedstock Consulting Fee”) equal to the product obtained by multiplying (i) [**] by (ii) the gallonage of the Qualifying Biodiesel Batches Delivered to Owner during periods when the Feedstock Consulting Contract between Beacon and such Feedstock Consultant Fee is in full force and effect. If Owner elects not to have a Feedstock Consultant during any portion of the Term, then the Toll Fee during such portion of the Term shall be reduced by [**] per gallon. Beacon shall comply with and use reasonable efforts to enforce the terms of Beacon’s contract with any Feedstock Consultant. The Feedstock Consultant shall invoice Beacon for the then outstanding Feedstock Consulting Fees in the middle and at the end of each month, and Beacon shall pay the Feedstock Consulting Fees set forth in each such invoice, by wire transfer of immediately available U.S. funds, within three (3) business days after its receipt of such invoice. The Feedstock Consulting Fees shall be paid by Beacon without setoff or deduction. Notwithstanding any assistance provided by Beacon, Owner shall have no claim against Beacon with respect to the late delivery of any Owner’s Feedstock, unless due to Beacon’s willful misconduct or breach of this Agreement, nor shall Beacon have any liability as a result of its determination that Owner’s Feedstock is Out of Spec Owner’s Feedstock (as such term is defined below); provided nothing herein shall be deemed to modify any of Beacon’s express obligations or liabilities under this Agreement, including, but not limited to, the provisions of Section 4.2(b) below. All invoices for Owner’s Feedstock will be sent directly to Owner by the independent suppliers, and Owner shall be solely responsible for payment of such invoices.

(b)          All invoices for Owner’s Feedstock will be sent directly to Owner by the independent suppliers, and Owner shall be solely responsible for payment of such invoices.

(c)          The parties acknowledge that: (i) Beacon is currently producing biodiesel for Delek Marketing & Supply, L.P. at the Facility under the Existing Biodiesel Toll Production Agreement, (ii) Delek Marketing & Supply., L.P. has caused feedstock to be delivered to the Facility for conversion into biodiesel in accordance with the Existing Biodiesel Toll Production Agreement and this Agreement, (iii) Owner is acquiring all of the unused feedstock at the Facility belonging to Delek Marketing & Supply, L.P., and (iv) all of the feedstock located at the Facility at the start of the Term will be Owner’s Feedstock. On the day immediately prior to the start of the Term, Owner and Beacon shall (i) review their records regarding the feedstock then located at the Facility, and (ii) endeavor to agree upon the amount (in pounds) of each type of feedstock that will comprise Owner’s Feedstock at the commencement of the Term. If Owner and Beacon agree upon the amount of Owner’s Feedstock at the commencement of the Term, they shall execute a written certificate setting forth the same (by type and quantity). In the event of a dispute between Owner and Beacon regarding amount of Owner’s Feedstock at the commencement of the Term, (i) Owner and Beacon shall each furnish the other party with a written certificate setting forth its determination of the amount of Owner’s Feedstock, and (ii) the parties shall resolve the dispute in accordance with Section 15.4 below.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)          Subject to the other terms hereof, Beacon shall purchase all of Owner’s Ending Feedstock Inventory for a purchase price equal to Owner’s Feedstock Cost with respect thereto (“Owner’s Ending Feedstock Price”). Five (5) business days prior to the end of the Term, Beacon shall furnish Owner with a written statement setting forth Beacon’s best estimate of Owner’s Ending Feedstock Inventory and the Owner’s Ending Feedstock Price. Immediately upon the expiration or termination of this Agreement, (i) Owner shall review the records with respect to Owner’s Feedstock with Beacon, and (ii) Owner shall furnish Beacon with a written statement (the “Ending Feedstock Cost Certificate”) setting forth Owner’s Ending Feedstock Inventory and Owner’s Ending Feedstock Price. Beacon shall purchase all of Owner’s Ending Feedstock Inventory for an amount equal to Owner’s Ending Feedstock Price as set forth in the Ending Feedstock Cost Certificate; provided if Owner’s Ending Feedstock Price is more than [**] or Beacon, in good faith, disputes amount of Owner’s Ending Feedstock Price, then Beacon may elect not to purchase Owner’s Ending Feedstock Inventory by giving written notice to Owner within twenty-four (24) hours after Beacon’s receipt of the Ending Feedstock Cost Certificate. If Beacon elects not purchase Owner’s Ending Feedstock Inventory, then (i) Beacon shall diligently process the same into Qualifying Biodiesel, (ii) Beacon shall cause such Qualifying Biodiesel to be Delivered to Owner, (iii) all of the provisions of this Agreement shall apply with respect to the production and delivery of such Qualifying Biodiesel (notwithstanding the expiration or termination hereof), and (iv) Beacon shall not produce any biodiesel at the Facility until it has processed all of Owner’s Ending Feedstock Inventory into Qualifying Biodiesel and Delivered such Qualifying Biodiesel to Owner; provided if Beacon fails to complete the processing and delivery of Owner’s Ending Feedstock Inventory within fifteen (15) days after the expiration or termination of Agreement, then Owner may, in addition to its other rights and remedies, remove the same from the Facility. Subject to and in accordance with the provisions of ARTICLE VI, Owner shall pay the Toll Fee for any Qualifying Biodiesel Delivered to Owner after the termination of this Agreement pursuant to this section, after deducting any amounts that Beacon owes Owner under this Agreement therefrom. If Beacon elects to purchase Owner’s Ending Feedstock Inventory, Beacon shall be conclusively deemed to have approved the Owner’s Ending Feedstock Price, as set forth in the Ending Feedstock Cost Certificate, and Beacon shall not have any right to dispute the same. Beacon shall pay Owner any amounts that Beacon owes under this section within seven (7) days after the end of the Term, by wire transfer to such account as Owner may designate, in writing, without setoff or deduction.

(e)          Subject to Section 11.4, if there is any Owner’s Work-In-Process or any Out of Spec Product at the time this Agreement expires or terminates, then (i) Beacon shall diligently process the same into Qualifying Biodiesel, (ii) Beacon shall cause such Qualifying Biodiesel to be Delivered to Owner in accordance with the terms of this Agreement, (iii) all of the provisions of this Agreement shall apply with respect thereto (notwithstanding the expiration or termination hereof), and (iv) Beacon shall not produce any biodiesel at the Facility until it has processed the same into Qualifying Biodiesel and Delivered such Qualifying Biodiesel to Owner; provided if Beacon fails to complete the processing and delivery of Owner’s Work-In-Process or any Out of Spec Product within fifteen (15) days after the expiration or termination of Agreement, then Owner may, in addition to its other rights and remedies, remove the same from the Facility. Subject to and in accordance with the provisions of ARTICLE VI, Owner shall pay the Toll Fee for any Qualifying Biodiesel Delivered to Owner after the termination of this Agreement pursuant to this section, after deducting any amounts that Beacon owes Owner under this Agreement therefrom.

(f)           Owner shall have sole title to Owner’s Feedstock at all times, free and clear of any Producer’s Liens, except for any portion of Owner’s Feedstock that Owner sells to Beacon under Section 4.1(d) above. Subject to the other terms hereof, Owner shall be responsible for paying the cost of Owner’s Feedstock (including, without limitation, transportation costs to the Facility).

(g)          Beacon shall give written notice to Owner of the quantities of Owner’s Feedstock that must be obtained to meet the Production & Delivery Schedule for each Production Period; provided Beacon shall not request that Owner maintain more than Four Hundred Twenty Five Thousand (425,000) gallons of Owner’s Feedstock at Facility at any given point in time. Owner shall use commercially reasonable efforts to arrange for sufficient quantities and types of Owner’s Feedstock to be available at the Facility in time for Beacon to meet the Production & Delivery Schedule for each Production Period; provided, however, (i) neither Owner nor Beacon shall have any liability for delays in the production of Owner’s Product due to a lack of Owner’s Feedstock that are not directly caused by its breach of this Agreement or willful misconduct, and (ii) Owner may, after consultation with Beacon, reasonably reduce the orders and deliveries of Owner’s Feedstock to the extent necessary to deal with Beacon’s failure or expected failure to meet the Production & Delivery Schedule during any Production Period. Beacon shall immediately notify Owner’s Designated Representative if: (i) Beacon believes there is a reasonable likelihood that it will be unable to produce Qualifying Biodiesel and cause the same to be Delivered in accordance with the Production & Delivery Schedule for any Production Period; or (ii) Beacon determines any of Owner’s Feedstock does not meet the Qualifying Biodiesel & Feedstock Standards.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(h)          Beacon shall unload all of Owner’s Feedstock delivered to the Facility within the period of time required to avoid demurrage and other additional charges, unless there is no place at the Facility to properly store such Owner’s Feedstock. Beacon shall be responsible for the demurrage and other amounts due as a result of a failure to timely unload any of Owner’s Feedstock caused by Beacon’s breach of this Agreement or Beacon’s acts or omissions, including, without limitation, any such charges resulting from Beacon’s inability to unload Owner’s Feedstock due to any shortage of storage space at the Facility caused by Beacon’s failure to produce or deliver Qualifying Biodiesel in accordance with any Production & Delivery Schedule. Owner shall be responsible for any demurrage due as a result of a failure to timely unload any of Owner’s Feedstock not caused by Beacon’s breach of this Agreement or Beacon’s acts or omissions, including, without limitation, Beacon’s failure to produce or deliver Qualifying Biodiesel in accordance with any Production & Delivery Schedule. Beacon shall examine and test samples of Owner’s Feedstock in accordance with Section 3.1. Beacon shall retain all samples and test results related to Owner’s Feedstock in accordance with Section 3.1. Beacon shall maintain all documents related to Owner’s Feedstock necessary to satisfy the EPA’s requirements regarding renewable biomass from biodiesel production.

(i)           Within five (5) days after the end of each month of the Term, Beacon shall furnish Owner with a written report setting forth (i) the amount (in pounds) of each type of Owner’s Feedstock delivered to the Facility during such month, (ii) the amount (in pounds) of each type of Owner’s Feedstock converted to Owner’s Product during such month, and (iii) the amount (in pounds) of Owner’s Feedstock used to produce each of the Qualifying Biodiesel Batches delivered during such month.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2          Feedstock Blends.

(a)           Owner’s Feedstock shall be a blend of feedstocks of the type and in the percentage set forth on Exhibit E; provided (i) Owner and Beacon agree to consult regularly regarding changes to the feedstock blend that comprises Owner’s Feedstock in an effort to reduce costs without compromising the quality of Owner’s Product, (ii) Beacon shall, upon request, use reasonable efforts to obtain information regarding the availability and pricing of alternative feedstocks and alternative suppliers, (iii) Beacon shall test process alternative blends of feedstock (“Alternative Feedstock Blends”) at the Facility in order to determine the quality of the resulting biodiesel product, upon Owner’s request, provided Beacon shall not be required to test process more than one (1) such Alternative Feedstock Blend per Production Period if, in Beacon’s reasonable judgment, the test processing of additional Alternative Feedstock Blends during a Production Period will have a material adverse effect on Beacon’s ability to meet the Production & Delivery Schedule for such Production Period, and (iv) subject to the other terms of this section, Owner may change the feedstock blend to any Alternative Feedstock Blend, from time to time, by giving written notice to Beacon, so long as Beacon has test processed such Alternative Feedstock Blend at the Facility and the resulting biodiesel meets or exceeds the standards for B100 set forth in ASTM D 6751 (as amended, modified, supplemented, interpreted or administered by ASTM from time to time). The test processing of Alternative Feedstock Blends will be done at a level that allows Beacon and Owner to determine whether or not Beacon can produce and deliver Qualifying Biodiesel at the Facility, with usual and normal processing efforts, using such Alternative Feedstock Blend at a level that equal or exceeds [**] gallons per month.

(b)           In the event Owner requires that Beacon use any Alternative Feedstock Blend in accordance with this section, (i) Beacon shall promptly begin to use such Alternative Feedstock Blend at the Facility, (ii) the specifications for Qualifying Biodiesel produced using such Alternative Feedstock Blend shall be the ones developed during the test processing of such Alternative Feedstock Blend pursuant to this section, (iii) the Anticipated Gallons Conversion Factor for such Alternative Feedstock Blend shall be adjusted to reflect the actual conversion ratio of pounds of Owner’s Feedstock to gallons of Qualifying Biodiesel during the testing processing of such Alternative Feedstock Blend, and (iv) Owner and Beacon shall execute a written amendment to this Agreement memorializing any changes to Exhibit C, and the Anticipated Gallons Conversion Factor required under this Section 4.2(b). If Beacon is unable to process any Alternative Feedstock Blend, with usual and normal processing efforts, into Qualifying Biodiesel at a level that exceeds [**] gallons per month, without anticipated Excess Feedstock Loss, then Beacon may object to the use of such Alternative Feedstock Blend by giving written notice to Owner within five (5) business days after Beacon completes the test processing of such Alternative Feedstock Blend. If Beacon timely objects to the use of any Alternative Feedstock Blend, then Beacon shall not be required to process such Alternative Feedstock Blend; provided (i) Beacon shall send a written notice to Owner that sets forth (in reasonable detail) all of Beacon’s concerns with respect to such Alternative Feedstock Blend and (ii) Beacon shall consult with Owner and use reasonable efforts to develop other Alternative Feedstock Blends that accomplish Owner’s objectives as nearly as possible.

(c)           If there is a dispute between Beacon and Owner regarding the quality or quantity of biodiesel that can be produced by the Facility using any Alternative Feedstock Blend, Owner may retain an independent laboratory reasonably acceptable to Beacon to test and/or measure the same and Beacon shall be bound by the findings of such laboratory, unless Owner agrees otherwise, in writing. Owner shall pay the cost of any independent laboratory retained by Owner pursuant to this Section 4.3(a), except Beacon shall reimburse Owner for the reasonable fees charged by such laboratory if it determines that Beacon has incorrectly determined the quality or quantity of biodiesel that could be produced by the Facility using an Alternative Feedstock blend.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3          Out of Spec Feedstock.

(a)           Beacon shall be responsible for ensuring that Owner’s Feedstock is sufficient to allow Beacon to produce Qualifying Biodiesel. If any of Owner’s Feedstock does not meet the Qualifying Biodiesel & Feedstock Standards (“Out of Spec Owner’s Feedstock”), Beacon shall promptly notify Owner, in writing of such non-conformity and the parties will document their agreement, on a form reasonably acceptable to the parties, as to the nature of the non-conformity and the action to be taken with respect to such Out of Spec Owner’s Feedstock. Unless Beacon and Owner agree, in writing, that Beacon will process any Out of Spec Owner’s Feedstock, Owner and Beacon shall take such action as is required to return the same, with Beacon being responsible for loading the same onto the applicable Transportation Vessel. In the event any Out of Spec Owner’s Feedstock is returned to the supplier, the parties shall agree, in writing, on an appropriate adjustment to the Production & Delivery Schedule for the then current Production Period to the extent it is impacted by such action. In the event Beacon and Owner agree to process any Out of Spec Owner’s Feedstock, Beacon shall remain obligated to produce Qualifying Biodiesel with the same and the parties will enter into a written agreement that provides for appropriate adjustments with respect to Excess Feedstock Loss, the applicable Production & Delivery Schedule, and any other items that require adjustment as a result of Beacon’s agreement to process Out of Spec Owner’s Feedstock (the “Adjusted Requirements”); provided nothing herein shall obligate Beacon or Owner to agree to accept or process Out of Spec Owner’s Feedstock. Biodiesel processed with Out of Spec Owner’s Feedstock that meets the applicable Adjusted Requirements shall constitute Qualifying Biodiesel for purposes hereof. Notwithstanding anything to the contrary contained herein, if there is a dispute between Beacon and Owner or any supplier regarding the quality or quantity of any portions of Owner’s Feedstock, then Owner may retain an independent laboratory reasonably acceptable to Beacon to test and/or measure the same and Beacon shall be bound by the findings of such laboratory, unless Owner agrees otherwise, in writing. Owner shall pay the cost of any independent laboratory retained by Owner pursuant to this Section 4.3(a), except Beacon shall reimburse Owner for the reasonable fees charged by such laboratory if it determines that Beacon has incorrectly challenged the quality or quantity of any portion of Owner’s Feedstock in a material way.

(b)           If Beacon does not notify Owner, in writing, that any of Owner’s Feedstock is Out of Spec Owner’s Feedstock within twenty-four (24) hours after it is tested pursuant to Section 3.1(e), then, as between Owner and Beacon, such Owner’s Feedstock shall conclusively be deemed to meet the Qualifying Biodiesel & Feedstock Standards.

(c)           Owner shall retain all claims arising or resulting from Out of Spec Owner’s Feedstock. Owner shall have no liability or responsibility to Beacon for Out of Spec Owner’s Feedstock, except: (i) liabilities or responsibilities set forth in any Adjusted Requirements entered into by Owner and Beacon; and (ii) Owner shall be responsible for returning the same to the extent required under this Section 4.3 and using commercially reasonable efforts to obtain substitute or replacement feedstock for any Out of Spec Owner’s Feedstock returned by Owner pursuant hereto, provided Owner shall not be required to pay more than the then prevailing market prices in order to obtain any such substitute or replacement feedstock, based on the prices and transportation charges Owner is paying at the time such Out of Spec Owner’s Feedstock is discovered.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4          Measuring Quantity. Immediately upon the receipt of any shipment of Owner’s Feedstock at the Facility, Beacon shall (i) check its temperature and take any steps required to keep the same at an appropriate temperature, (ii) measure such shipment to verify that the same contains the proper quantity and type of feedstock and (iii) immediately notify Owner, in writing, and Owner’s Designated Representative, verbally, of any errors in such shipment. Beacon shall maintain a record of all data that it collects pursuant to this section. If Beacon discovers any material error in the quantity or type of Owner’s Feedstock at the Facility, Owner shall be responsible for resolving such error and Owner shall retain all claims arising from or related thereto. In the event Beacon fails to discover an error in the quantity or type of Owner’s Feedstock at the Facility, Beacon shall bear the risk of such error; provided, Owner shall use commercially reasonable efforts to assist Beacon with resolving such error so long as Beacon pays all costs and expenses incurred by Owner in connection therewith (including, without limitation, court costs, expert fees and attorney’s fees). Beacon shall use reasonable efforts to acquire and install a used scale at the Facility that can be used to weigh the portions of Owner’s Feedstock delivered by truck. In the event Beacon acquires such a scale, Beacon shall perform all tests reasonably requested by Owner or the Feedstock Consultant, from time to time, to ensure such scale accurately measures weight and Beacon shall furnish Owner and the Feedstock Consultant (if any) with the results of such tests within five (5) days after the completion thereof.

ARTICLE V
DELIVERY OF OWNER’S PRODUCT

5.1          Delivery of Owner’s Product. Subject to and in accordance with the terms of this Agreement (including, without limitation, Section 5.1(c)), Beacon shall deliver to Owner, and Owner shall take from Beacon, one hundred percent (100%) of the Qualifying Biodiesel produced and Delivered in accordance with the Production & Delivery Schedule for each Production Period and the other terms of this Agreement. All quantities of Qualifying Biodiesel Batches shall be determined, transferred, delivered and received in accordance with the following terms:

(a)           Solely for planning purposes, on the first business day of each Calendar Week during the Term, Beacon shall deliver to Owner, in writing, a rolling estimate of the expected production and delivery dates for the Qualifying Biodiesel during the next three (3) weeks, which shall be either consistent with applicable Production & Delivery Schedule or shall expressly identify any inconsistencies (each, a “Forecast”); provided nothing contained in this subsection shall be deemed to limit, modify or waive Beacon’s obligation to produce and deliver the Qualifying Biodiesel in accordance with the Production & Delivery Schedule for each Production period or any remedies available to Owner as a result of Beacon’s breach hereof.

(b)           At the time any Qualifying Biodiesel Batch is Delivered to Owner pursuant to this Agreement, Beacon represents and warrants that such Qualifying Biodiesel Batch is free from all liens, claims, or charges created by Beacon or arising as a result of Beacon’s conduct or failure to act, including, but not limited to, any Producer’s Lien and any liens, claims or charges that may be asserted by any agent, employee, contractor, vendor or representative of Beacon or any other party claiming by, through or under Beacon.

(c)           Owner shall take delivery of Qualifying Biodiesel in accordance with the Production & Delivery Schedule for each Production Period, at the applicable Delivery Point; provided Owner may postpone the delivery of up to [**] gallons, in the aggregate, of the Qualifying Biodiesel to be delivered during any Production Period until any later point in time during such Production Period as may be specified by Owner to Beacon, in writing, in which case the Production & Delivery Schedule shall be automatically modified to reflect the same.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2          Transportation.

(a)           Beacon shall be responsible for causing all of the Qualifying Biodiesel to be Delivered using a common carrier. Owner shall be responsible for (i) arranging and coordinating any and all necessary transportation (and where applicable, export) of the Qualifying Biodiesel after it is delivered, including the full and timely payment of any and all taxes in accordance with ARTICLE X, and securing any and all necessary governmental approvals incident to such transportation and export, and (ii) paying all transportation costs with respect to Qualifying Biodiesel Batches after the same are Delivered to the Delivery Point. Owner shall have the right (but not the obligation) to inspect all Transportation Vessel to be used to deliver the Qualifying Biodiesel to Owner in order to determine equipment condition and suitability prior to loading; provided however, that any failure by Owner to so inspect such Transportation Vessels shall not operate as a waiver of the obligations of Beacon set forth in this Agreement. If Owner takes delivery of any Qualifying Biodiesel at the Facility, Beacon shall have the right to inspect the Transportation Vessel that Owner intends to use to transport the same.

(b)           Until it is Delivered, Beacon shall cause the Qualifying Biodiesel Batches to be kept at a minimum of sixty (60) degrees Fahrenheit and transported in Transportation Vessels that are capable of heating the Qualifying Biodiesel Batches to such temperature, when necessary. Beacon shall obtain Owner’s prior written approval of any company that Beacon desires to use to haul the Qualifying Biodiesel Batches, which approval shall not be unreasonably withheld. In addition, Beacon shall ensure that any such company is a fully licensed common carrier that is authorized to haul the Qualifying Biodiesel Product under Applicable law. Beacon’s contract with any such hauling company shall require that the hauling company indemnify, defend and hold harmless Owner from and against any and all Losses arising from its transportation of any of Owner’s Product or the hauling company’s performance under or breach of such contract, and Owner shall be a third party beneficiary of such contract.

(c)           Beacon shall, from time to time, obtain quotes from at least three (3) common carriers approved by Owner setting forth the cost of transporting each Qualifying Biodiesel Batch to its Delivery Point. If possible, such quotes shall remain valid for a period of thirty (30) days. Beacon shall retain the common carriers with the lowest price to haul each Qualifying Biodiesel Batch, unless Owner directs otherwise. Once a carrier is selected pursuant to this section to deliver any Qualifying Biodiesel Batch to a particular Delivery Point, Beacon may continue to use such carrier for future deliveries to such Delivery Point for a period of thirty (30) days, unless such carrier’s quote expires or Owner directs otherwise, in writing.

5.3          Splash Blending. During the Term, Owner shall have the exclusive right to store diesel in the existing five hundred (500) gallon fuel storage tank at the Facility in order to blend the same with Owner’s Product, and Owner may use the pumps, lines, load areas, and other facilities associated with such fuel storage tanks to accomplish such blending. Beacon shall, at no additional charge to Owner, place such diesel fuel into any Transportation Vessel containing Owner’s Product, in such quantities as Owner may designate. Beacon represents, warrants and covenants to Owner that such fuel storage tanks and associated pumps, lines and facilities will be kept in a good condition, free from leaks, throughout the Term, and Beacon shall cause such tanks, pumps, lines and facilities to comply with all Applicable Laws. Beacon shall be responsible for all Losses resulting from the release, discharge or spill of any diesel fuel from such tanks, pumps, lines and facilities, and Beacon shall assess, monitor, clean-up, remediate and abate any such release, discharge or spill of diesel fuel to the extent required under Applicable Law. If Owner desires to increase the amount of diesel fuel that it blends with Owner’s Product at the Facility, Beacon shall endeavor to carryout Owner’s reasonable requests related thereto; provided Owner agrees, in writing, to reimburse Beacon for the additional costs that Beacon reasonably incurs to comply with such request (including, without limitation, additional labor costs).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VI
INVOICING AND SERVICE FEES

6.1          Invoicing of Toll Fees. Except to the extent Owner disputes any Invoice, Owner shall pay the Toll Fee set forth in such Invoice within seven (7) days after Owner’s receipt thereof, subject to any adjustments, credits, deductions or offsets provided for or authorized under this Agreement. Owner shall pay the amounts it owes Beacon under this Section 6.1, by wire transfer of immediately available U.S. funds. If Owner fails to timely pay any such amount, the same shall bear interest, at the Base Rate, from the date such payment was due until it is paid.

6.2          Disputed Invoices. If Owner believes, in good faith, that Beacon has incorrectly calculated any Toll Fee or other amount that Owner owes under this Agreement, then (i) Owner shall give Beacon written notice of the alleged error, together with a summary of the basis for its belief, and (ii) Owner may withhold payment of the amount in controversy. During any such dispute, the performance of each party under this Agreement shall continue pending the outcome of such dispute. Owner and Beacon shall endeavor, in good faith and with reasonable diligence, to resolve such disputes related to the amounts Owner owes Beacon under this Agreement. If any such dispute relates to the gallonage of a Qualifying Biodiesel Batch, Owner must notify Beacon, in writing, of its basis for believing there is a manifest error in the applicable mass flow meter and Owner must cause such meter to be tested in accordance with Section 3.3 within three (3) days after Owner delivers such notice to Beacon. If any such dispute relates to the quality of any portion of Owner’s Product, Owner must notify Beacon, in writing, of its basis for believing the same does not meet the Qualifying Biodiesel & Feedstock Standards and the parties shall retain a consultant to test such portion of Owner’s Product (and/or any related samples) in accordance with Section 3.1(e) within ten (10) days after Owner delivers such notice to Beacon. If it is determined that Owner is entitled to a refund of all or a portion of any amount that Owner has paid Beacon pursuant to this Agreement, then Beacon shall promptly paying over such amount to Owner, together with interest thereon from the date it was paid by Owner until the date Beacon refunds the same at the Base Rate.

6.3          Set-off and Counterclaims. If a party fails to pay any amount that it owes the other party under this Agreement and the party does not cure such failure within the period set forth in ARTICLE XI, then the party to whom the amount is owed may, at its option and in its discretion, deduct such amount from any payments that it may owe hereunder.

6.4          Adjustment of Toll Fee.

(a)           If the Average Monthly Benchmark Biodiesel Price for any month during the Term does not exceed the Average Monthly Biodiesel Gallon Cost for such month by [**] or more, then Owner shall have the right to terminate this Agreement by giving written notice to Beacon within thirty (30) days after the end of such month.

(b)           Either Beacon or Owner may, at its option, require a renegotiation of the Toll Fee payable with respect to Qualifying Biodiesel Batches produced and delivered during the period commencing on April 1, 2013 and expiring at the end of the Term. If Beacon or Owner desires to renegotiate the Toll Fee pursuant to this section, it shall send a written notice (a “Toll Fee Renegotiation Request”) to the other party on or before January 31, 2013, which notice shall reference Section 6.4(a). For a period of thirty (30) days after the delivery of a Toll Fee Renegotiation Request, Beacon and Owner shall endeavor to agree, in writing, upon a mutually acceptable adjustment of the Toll Fee. If a Toll Fee Renegotiation Request is timely delivered and the parties are unable to agree, in writing, on a mutually acceptable adjustment of the Toll Fee within thirty (30) days thereafter, then either Beacon or Owner may terminate this Agreement by giving written notice to the other party on or before March 31, 2013. If neither Beacon nor Owner sends a Toll Fee Renegotiation Request on or before January 31, 2013, the provisions of this section shall be of no further force or effect. In addition, if Beacon or Owner sends a Toll Fee Renegotiation Request on or before January 31, 2013 but neither party sends a written notice terminating this Agreement pursuant to this section on or before March 31, 2013, then the provisions of this section shall be of no further force or effect.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)           If either Owner or Beacon elects to terminate this Agreement pursuant to this Section 6.4, then this Agreement shall terminate effective as of the date that is sixty (60) days after the non-terminating party receives written notice of such election from the terminating party.

ARTICLE VII
OWNER’S PROPERTY

7.1          Beacon’s Obligations. Beacon shall hold all of Owner’s Feedstock, Owner’s Work-in-Process and Owner’s Product (collectively, the “Owner’s Property”) for the exclusive benefit of Owner. In addition to (and not in limitation of) the other requirements of this Agreement or any other agreement with Owner, Beacon shall comply with the requirements set forth in this section as to the Owner’s Property. Beacon shall exercise reasonable care in the storage and protection of the Owner’s Property, and Beacon shall not use the Owner’s Property for any purpose other than performance under this Agreement.

7.2          Designation. Beacon shall keep the Owner’s Property (including, but not limited to, all samples of the same retained by Beacon after the end of the Term) physically segregated from Beacon’s own property or any property of a third party at the Facility or in Beacon’s possession, and Beacon shall designate the Owner’s Property as Owner’s property by signage or tags sufficient that any person making a reasonably diligent inspection of the assets at the Facility would be placed on notice that the Owner’s Property is owned by Owner. Beacon shall characterize the Owner’s Property in its preparation of financial statements, in other representations to creditors, and for all other purposes as being the property of Owner. Beacon shall implement, modify and supplement its procedures for designating the Owner’s Property that are reasonably requested by Owner or its lender.

7.3          UCC Filings & Security Interest. Beacon authorizes Owner to file one or more financing statements giving an indication of the Owner’s Property and naming Beacon as debtor and Owner as secured party, in such jurisdictions and offices as Owner may deem appropriate. Any such financing statement may be annotated to reflect the character of Beacon’s possession of the Owner’s Property or may be filed without such annotation. The filing of any such financing statement shall not suggest that the delivery of the Owner’s Property is a transfer to Beacon or otherwise impair any of Owner’s rights in the Owner’s Property. Upon Owner’s request from time to time, Beacon shall cause any person or entity who is then a secured party under a financing statement naming Beacon as debtor or who may otherwise have a security interest in or other claim to any of Beacon’s assets to deliver to Owner written confirmation of Owner’s ownership interest in the Owner’s Property, free of any claim of such person or entity. In addition, Beacon shall take any other action as Owner may reasonably require to assure the protection of Owner’s rights in the Owner’s Property. If, notwithstanding the contrary intention of the parties, Beacon is determined to have rights in any of the Owner’s Property, this Agreement shall serve as a security agreement and Owner shall be deemed to have had a purchase money security interest in such rights at all relevant times.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.4          Lenders. Within ten (10) business days after Owner’s written request, Beacon shall execute, acknowledge and deliver, from time to time, any agreement reasonably requested by Owner to: (i) confirm the liens, rights, claims and interests of any of Owner’s lenders (a “Lender”) with respect to Owner’s Feedstock, Owner’s Work-In-Process, Owner’s Product, this Agreement and the amounts payable to Owner hereunder; (ii) restrict Owner’s access to Owner’s Feedstock, Owner’s Work-In-Process and Owner’s Product upon the issuance of a written instruction to Beacon by any Lender, (iii) allow any Lender to access the Facility for purposes of inspecting and/or removing Owner’s Feedstock, Owner’s Work-In-Process, Owner’s Product and the records related thereto; (iv) acknowledge that any Lender is not responsible for the satisfaction of Owner’s obligations and liabilities hereunder; and (v) grant any other reasonable rights with respect to Owner’s Feedstock, Owner’s Work-In-Process, Owner’s Product, this Agreement and the amounts payable to Owner under this Agreement to any Lender, provided such other rights do not materially increase Beacon’s obligations or decrease its right under this Agreement.

ARTICLE VIII
INSURANCE & INDEMNIFICATION

8.1          Beacon’s Coverage. Beacon shall, at its own cost and expense, procure and keep in force and effect the following insurance:

(i)           Worker’s Compensation insurance covering Beacon and all of its employees, workers, agents, and servants that satisfies Applicable Law, and employer’s liability insurance with limits of at least $500,000 each accident, $500,000 each employee and $500,000 policy limit.

(ii)          Commercial General Liability Insurance, ISO Form or its equivalent, written on an occurrence basis and including broad form contractual liability coverage (“Beacon’s CGL Insurance”), there shall be no limitations or exclusions beyond those contained in the standard policy forms which apply to property damage, products and completed operations, or contractual liability. Beacon’s CGL Insurance shall be in an amount not less than $1,000,000 each occurrence, $2,000,000 Products-Completed Operations Aggregate limit and $2,000,000 General Aggregate Limit for bodily injury and property damage claims.

(iii)         Umbrella Liability Insurance with at least limits of $4,000,000 per occurrence, which provides excess coverage with respect to the Employer’s Liability Insurance, Commercial General Liability Insurance.

(iv)         Pollution Liability Insurance (the “PLL Insurance”) with coverage on a claims-made basis and including bodily injury, property damage and clean-up. The limits of the PLL Insurance shall be $2,000,000 each claim or incident and $4,000,000 policy aggregate.

(v)           Property insurance, written on an “special form” basis (or its equivalent), covering loss or damage to the Facility and any of Beacon’s trade fixtures, machinery, equipment and other personal property located therein, in an amount equal to one hundred percent (100%) of their replacement cost and a reasonable deductible, as determined by Beacon.

8.2          Owner’s Coverage. Owner shall maintain property insurance, written on an “special form” basis (or its equivalent), covering loss or damage to Owner’s Feedstock, Owner’s Work-In-Process and Owner’s Product prior to the same being Delivered in an amount equal to one hundred percent (100%) of their replacement cost and a reasonable deductible, a determined by Owner; provided Owner may require that the third party carrier retained by Beacon to transport any of Owner’s Product insure the same, in a manner acceptable to Owner, while it is being transported from the Facility to the applicable Delivery Point. If Owner requires that any of Owner’s Product be so insured by the third party carrier transporting the same, then Owner shall be entitled to all insurance proceeds paid on account of loss or damage to Owner’s Product while it is in the care or custody of such carrier, Beacon’s contract with the such carrier shall provide that Owner is entitled to such insurance proceeds, and Owner shall be a third party beneficiary of such contract.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3          Primary Insurance. Any insurance maintained by Beacon, including, but not limited to the insurance required under this ARTICLE VIII, shall be primary insurance, and Owner’s insurance (or self insurance) shall be excess and non-contributory with Beacon’s insurance.

8.4          General Insurance Requirements. All insurance policies that Beacon is required to maintain under this agreement shall be issued by companies having a rating of at least A-/VII in the most current AM Best’s insurance rating guide, and, if possible, will provide that the insurer shall notify Owner at least thirty (30) days prior to the cancellation of such policy. Beacon shall not do or permit to be done any act that will invalidate or be in conflict with Owner’s or Beacon’s insurance policies covering the facility. Beacon will promptly comply with all rules and regulations relating to such insurance policies

8.5          Separation of Insureds and Additional Insured. All insurance policies of Beacon, with the exception of Workers’ Compensation shall include a separation of insureds provision and shall be endorsed to include Owner and its Affiliates as additional insureds with respect to claims and liabilities arising from or connected with Beacon’s operations or activities. “Separation of Insureds” and “Additional Insureds” endorsement shall be indicated on the certificate of insurance and copy of the endorsements will be provided to the Owner.

8.6          Waiver of Claims & Subrogation. Notwithstanding anything to the contrary contained herein, Beacon and Owner each hereby waives all rights of recovery, claims and causes of action that it may have against the other (and such other party’s officers, directors, agents, employees, contractors and representatives) for damages that are actually covered by its property insurance or that would have been covered had it maintained the property insurance required under this Agreement; provided the foregoing waiver shall not apply if it would have the effect of invalidating, but only to the extent of such effect, any insurance coverage of Owner or Beacon. If possible on commercially reasonable terms, Owner and Beacon shall cause the insurers issuing their property insurance to waive all of their subrogation rights against the other party, and each party shall supply the other with appropriate evidence confirming that such waiver is in effect. The terms of this subsection shall be applicable as of the Effective Date and survive the expiration or earlier termination of this Agreement. For the purposes of this subsection, each party shall be deemed to be insured against losses and damages that are within the deductible of any of its insurance policies.

8.7          Certificates. Beacon shall furnish Owner with certificate (s) of insurance evidencing that the required insurance is in force and effect and which provide sufficient information to allow Owner to verify that Beacon has complied with the insurance requirements set forth herein. In the event Beacon fails to furnish Owner with acceptable certificate (s) of insurance prior to commencement of services, Owner shall have the right to terminate this Agreement without any liability or further obligation to Beacon. Certificates shall be addressed to Owner at Owner’s current address.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.8          Indemnity.

(a)           Except to the extent directly caused by the acts or omissions of Owner or any of its agents, employees, contractors or representatives, Beacon shall indemnify, defend and hold harmless Owner and its officers, directors, Affiliates, lenders, agents, employees, contractors, and representatives from and against all third party claims and associated demands, actions, lawsuits, proceedings and Losses arising out of or resulting from: (i) any personal injury or property damage directly caused by Beacon’s failure to comply with any of the terms and conditions set forth in this Agreement; (ii) any dispute between Beacon and any of its agents, employees, contractors or representatives; (iii) Beacon’s ownership, operation, management, maintenance, repair or replacement of the Facility; (iv) the use, storage, generation, release or disposal of any Hazardous Materials or Waste on, under, about or from the Facility; (v) the transportation and delivery of any of Owner’s Product or the loading or unloading of the same; or (vii) the use, storage, purchase or sale or processing of any matter relating to the Glycerin Co-Product.

(b)           Except to the extent directly caused by the acts or omissions of Beacon or any of its agents, employees, contractors or representatives Owner shall indemnify, defend and hold harmless Beacon and its officers, directors, Affiliates, lenders, agents, employees, contractors, and representatives from and against any and all third party claims and associated demands, actions, lawsuits, proceedings and Losses arising out of or resulting from: (i) any personal injury or property damage directly caused by Owner’s failure to comply with any of the terms and conditions set forth in this Agreement; (ii) Owner’s failure to pay for any of Owner’s Feedstock; (iii) any dispute between any supplier of Owner’s Feedstock and Owner or any of Owner’s agents, employees, contractors or representatives, and (iv) the transportation by Owner of any of Owner’s Product that is Delivered at the Facility or the unloading of the same.

ARTICLE IX
RISK OF LOSS

9.1          Risk of Loss. Beacon and Owner agree that, as between them, (i) the risk of loss with respect to Owner’s Feedstock, Owner’s Work-In-Process, and Owner’s Product shall be borne by Owner while the same are located at the Facility, and (ii) Owner shall be entitled to receive and retain all insurance proceeds paid on account of loss or damage to Owner’s Feedstock, Owner’s Work-In-Process and/or Owner’s Product; provided if Owner requires a third party carrier insure any portion of Owner’s Product pursuant to Section 8.2 while such carrier is transporting the same, then the provisions of this section shall not apply to such portion of Owner’s Product while it is in the care or custody of said third party carrier.

ARTICLE X
TAXES

10.1          Responsibility for Taxes. Owner shall be responsible for collecting and remitting all Passthrough Taxes and Feedstock Sales Taxes. Unless Owner furnishes a valid certificate of exemption to Beacon, if any Passthrough Tax is to be collected by Beacon and remitted to the applicable taxing authority upon the delivery of any of Owner’s Product to Owner, then Owner shall, at its option, either (i) pay Beacon for the amount of such Passthrough Tax, in which case Beacon shall be responsible for tendering the same to such taxing authority, or (ii) pay the Passthrough Tax directly to such taxing authority. If Owner is liable for the payment of any Biodiesel Business Taxes under Applicable Law, then Owner may deduct the amount of such Biodiesel Taxes from the Toll Fee and remit the same to the applicable taxing authority.

10.2          Cooperation. Beacon and Owner shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XI
DEFAULT AND REMEDIES

11.1         Beacon Default. Whenever used in this Agreement, the term “Beacon Default” shall mean any of the following events for so long as such event shall not have been remedied:

(i)           Beacon’s failure to timely pay any amount that Beacon owes Owner under this Agreement or the Existing Biodiesel Toll Production Agreement, unless Beacon cures such failure within three (3) days after its receipt of written notice of such failure from Owner;

(ii)           Beacon’s failure to cause Qualifying Biodiesel Batches to be Delivered to Owner in accordance with the Production & Delivery Schedule for any reason other than an Event of Force Majeure, subject to the limitations set forth in Section 3.5;

(iii)           Beacon’s failure to comply with any of its obligations under this Agreement or the Existing Biodiesel Toll Production Agreement, excluding the obligations described in (i) and (ii) of this Section 11.1, unless Beacon commences to cure such failure within three (3) days after receiving written notice from Owner and Beacon continuously and diligently completes the cure thereof; or

(iv)            (A) Beacon is adjudicated bankrupt or insolvent, or an order for relief under any applicable bankruptcy or insolvency statute (“Bankruptcy Law”) is issued with respect to Beacon, (B) Beacon makes an assignment of all or substantially all of its assets for the benefit of its creditors or a written admission that it is unable to pay its debts generally as they become due; (C) the filing by Beacon of a petition in bankruptcy or for relief under any Bankruptcy Law or an answer or pleading admitting or failing to contest the material allegations of any such petition (unless such petition is dismissed within ninety (90) days after the commencement thereof), (D) the filing against Beacon of any petition in bankruptcy or for relief under any Bankruptcy Law, unless such petition is dismissed within ninety (90) days from the date of filing thereof; or (E) the appointment of a trustee, conservator or receiver for Beacon or for all or substantially all of its assets, unless such appointment is vacated or stayed within ninety (90) days of such appointment).

11.2        Owner Remedies. Subject to Section 11.6 and the other terms of this Agreement, upon the occurrence of any Beacon Default, Owner may, at its election and as its sole remedies, exercise one or more of the following remedies:

(i)           Owner may suspend performance of its obligations under this Agreement, including, without limitation, suspension of all further supply of Owner’s Feedstock to Beacon until the Beacon Default is remedied; and/or

(ii)           Owner may recover its damages from Beacon; and/or

(iii)         Owner may terminate this Agreement, in which case (A) this Agreement shall terminate effective as of 8:00 a.m. on the day immediately following the date Beacon receives a written termination notice from Owner, (B) Beacon shall deliver all Qualifying Biodiesel at the Facility that is part of Owner’s Product in accordance with the terms of this Agreement; (C) Owner shall pay the Toll Fee for such Qualifying Biodiesel, after deducting any amounts that Beacon owes Owner under this Agreement therefrom, and (D) Section 4.1(d) and Section 4.1(e) shall govern with respect to Owner’s Feedstock, Owner’s Work-In-Process and any Out-Of-Spec Product; and/or

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)           Owner shall have the right to remove any portion of Owner’s Feedstock, Owner’s Work-In-Process and Owner’s Product from the Facility; and/or

(v)           Owner may obtain specific performance and injunctive relief.

11.3        Owner Default. Whenever used in this Agreement, the term “Owner Default” shall mean any of the following events for so long as such event shall not have been remedied:

(i)           Owner’s failure to timely pay any amount that Owner owes Beacon under this Agreement, unless Owner cures such failure within three (3) days after its receipt of written notice of such failure from Beacon; and/or

(ii)           Owner’s failure to take delivery of Qualifying Biodiesel Batches in accordance with the Production & Delivery Schedule, unless such failure is cured by Owner within three (3) days after it receives written notice of the same from Beacon; provided if such a failure occurs more than two (2) times during the Term, any subsequent failure by Owner to take delivery of Qualifying Biodiesel Batches in accordance with the Production & Delivery Schedule shall immediately constitute an Owner Default; and/or

(iii)          Owner’s failure to comply with any of its obligations under this Agreement, excluding the obligations described in (i) and (ii) of this Section 11.3, unless Owner commences to cure such failure within three (3) days after receiving written notice from Owner and Owner continuously and diligently completes the cure thereof; and/or

(iv)          (A) Owner is adjudicated bankrupt or insolvent, or an order for relief under any Bankruptcy Law is issued with respect to Owner, (B) Owner makes an assignment of all or substantially all of its assets for the benefit of its creditors or a written admission that it is unable to pay its debts generally as they become due; (C) the filing by Owner of a petition in bankruptcy or for relief under any Bankruptcy Law or an answer or pleading admitting or failing to contest the material allegations of any such petition (unless such petition is dismissed within ninety (90) days after the commencement thereof), (D) the filing against Owner of any petition in bankruptcy or for relief under any Bankruptcy Law, unless such petition is dismissed within ninety (90) days from the date of filing thereof; or (E) the appointment of a trustee, conservator or receiver for Owner or for all or substantially all of its assets, unless such appointment is vacated or stayed within ninety (90) days of such appointment).

11.4          Beacon Remedies. Subject to Section 11.6, the other terms of this Agreement and the Collateral Access Agreement (attached as Addendum #1), upon the occurrence of any Owner Default, Beacon may, as its sole remedies, (i) terminate this Agreement, (ii) recover any unpaid amounts that Owner owes Beacon hereunder, and/or (iii) recover any damages it suffers as a direct result of such Owner Default; provided, the provisions of Section 4.1 shall apply in the event this Agreement is terminated pursuant to this section. In the event this Agreement is terminated due any Owner Default, (i) Beacon shall not be required to deliver any remaining Qualifying Biodiesel that is part of Owner’s Product until Owner has paid Beacon the Toll Fee for such Qualifying Biodiesel, less any amounts that Beacon owes Owner hereunder, and (ii) Beacon may sell any such Qualifying Biodiesel in the event Owner fails to pay Beacon such amounts within sixty (60) days after the termination of this Agreement, in which case Beacon shall use reasonable efforts to maximize the amounts it receives from the sale of such Qualifying Biodiesel, Beacon may deduct the Toll Fee that Owner owes Beacon for such Qualifying Biodiesel from the sale proceeds, and Beacon shall promptly remit the remainder of such sale proceeds to Owner.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5          Continuing Obligations of the Parties. No exercise by a party of any remedy pursuant to this ARTICLE XI shall relieve the other party from any of its obligations or liabilities under this Agreement, except obligations and liabilities first arising after the termination of this Agreement that are not related to an event, matter or occurrence occurring prior to the termination hereof. Except as otherwise expressly set forth in this Agreement, Owner and Beacon intend and agree that no remedy under this ARTICLE XI shall be exclusive, but that each remedy shall be cumulative and in addition to any other remedy provided under this Agreement or otherwise available to a non-defaulting party at law or in equity.

11.6          Waiver of Certain Damages. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER OWNER NOR BEACON SHALL BE LIABLE FOR ANY CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AS A RESULT OF ITS DEFAULT UNDER OR BREACH OF THIS AGREEMENT. THE PRECEDING SENTENCE SHALL NOT BE CONSTRUED AS LIMITING THE OBLIGATION OF EITHER PARTY UNDER THIS AGREEMENT TO INDEMNIFY THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, THIRD-PARTY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL AND/OR PUNITIVE DAMAGES.

ARTICLE XII
FORCE MAJEURE

12.1         Events of Force Majeure.

(a)           No party shall be liable to the other party for any delay or failure in the performance of any of such party’s obligations under this Agreement if and to the extent such delay or failure is a direct result of any Event of Force Majeure. In addition, the Production & Delivery Schedule shall be modified to extend the periods for the Production & Delivery of Owner’s Product under the Production & Delivery Schedule by the period of any delay in the conversion, processing and delivery of Owner’s Product directly caused by an Event of Force Majeure.

(b)           For purposes of this Agreement, the term “Event of Force Majeure” shall mean (i) acts of God, (ii) strikes, lockouts, or other similar labor unrest not the fault of the party in question or involving the employees of the party in question or its Affiliates; (iii) acts of the public enemy, (iv) acts of terrorism or sabotage, (v) utility disruption not caused by the acts, negligence or misconduct of the party in question, (vi) wars, blockades, insurrections and riots, (vii) epidemics, and (viii) landslides, earthquakes, fires, tornadoes, hurricanes, storms, floods and other similar acts of nature. The term “Event of Force Majeure” shall also include Beacon’s inability to produce Owner’s Product due to any lack of Owner’s Feedstock not directly caused by Beacon’s breach of this Agreement, negligence or willful misconduct.

(c)           Notwithstanding anything to the contrary contained herein, if the period for converting, producing or delivering any Owner’s Product under the Production & Delivery Schedule is delayed by more than fifteen (15) days by reason of an Event of Force Majeure, then Owner may terminate this Agreement, effective as of 8:00 a.m. on the day immediately following the date Beacon receives a written termination notice from Owner; provided, (i) if such delay is due to a lack of Owner’s Feedstock and the conditions giving rise to the lack of Owner’s Feedstock are fully resolved during such fifteen (15) day period, then Owner shall not terminate this Agreement as a result of such delay, and (ii) Owner shall have no right to terminate this Agreement due to a lack of Owner’s Feedstock to the extent such lack is due to a breach by Owner of its obligations in Section 4.1(g).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)           If this Agreement is terminated pursuant to this section, (i) Beacon shall deliver all Qualifying Biodiesel at the Facility that is part of Owner’s Product in accordance with the terms of this Agreement; (ii) Owner shall pay the Toll Fee for such Qualifying Biodiesel, after deducting any amounts that Beacon owes Owner under this Agreement therefrom, and (iii) Section 4.1 shall govern with respect to Owner’s Feedstock, Owner’s Work-In-Process and any Out-Of-Spec Product.

ARTICLE XIII
REPRESENTATIONS AND WARRANTIES

13.1          Representations and Warranties of Beacon. Beacon hereby represents and warrants to Owner that as of the Effective Date:

(i)           Beacon has all requisite power and authority to carry on the business in which it is engaged and to enter into this Agreement and perform its obligations under this Agreement;

(ii)          the execution and delivery of this Agreement have been duly authorized and approved by all requisite action in accordance with Applicable Law;

(iii)         the execution and delivery of this Agreement does not, and consummation of the transactions contemplated by the Agreement will not, violate any of the provisions of Beacon’s organizational documents, any material agreement pursuant to which Beacon, the Facility or Beacon’s other assets are bound, or, to the best of Beacon’s knowledge, Applicable Law;

(iv)          this Agreement is valid, binding, and enforceable against Beacon in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity);

(v)           the Facility complies with Applicable Law in all material respects;

(vi)         to the best of Beacon’s knowledge, no Hazardous Materials are located on, under or about the Facility or threatening to migrate onto the Facility, or have been released from the Facility in violation of Applicable Law or in quantities that could require monitoring, investigation, clean-up, remediation or abatement under Applicable Law;

(vii)         the Facility is in good working order and safe condition, and, to the best of Beacon’s knowledge, no material repairs or replacements to the Facility are likely to be required during the Term to keep the Facility properly operating at its full capacity;

(viii)        the Facility has sufficient storage capacity to properly hold at least 180,000 gallons of feedstock and at least 180,000 gallons of Owner’s Product;

(ix)          The Facility is owned and operated by Beacon and is capable of producing biodiesel in accordance with the terms of this Agreement; and

(x)           Except as otherwise expressly described on Exhibit F, (A) Beacon is not a party to any loan, credit facility, capital contribution agreement, line of credit or other agreement that requires Beacon to obtain a third party’s consent before entering into this Agreement or performing its obligations hereunder, and (B) the Facility is not subject to any mortgages, deeds of trust, deeds to secure debt, financing statements or other liens.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2         Representations and Warranties of Owner. Owner hereby represents and warrants to Beacon that as of the Effective Date:

(i)           the execution and delivery of this Agreement by Owner has been duly authorized and approved by all requisite action in accordance with Applicable Law;

(ii)           Owner has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

(iii)         the execution and delivery of this Agreement does not, and consummation of the transactions contemplated by this Agreement will not violate any of the provisions of Owner’s organizational documents, any material agreement pursuant to which Owner is bound, or Applicable Law; and

(iv)         this Agreement is valid, binding, and enforceable against Owner in accordance with its terms, subject to bankruptcy, moratorium, insolvency, and other laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

ARTICLE XIV
NOTICES

14.1          Notices. Except as otherwise expressly provided herein, all notices, consents, approvals, deliveries and other communications (collectively “Notices”) which may be or are required to be given under this Agreement shall be properly made only if in writing and sent by hand delivery, U.S. Certified Mail (Return Receipt Requested), facsimile (using reliable equipment that provided proof of receipt), or nationally recognized overnight delivery service (such as Federal Express or UPS Next Day Air), with all delivery charges paid by the sender, to the address of Beacon or Owner, as applicable, set forth below or such other address as either may designate to the other by written notice. All Notices shall be effective upon receipt. If Beacon or Owner refuses to accept any Notice, the same shall be deemed delivered on the date of such refusal.

If to Beacon:	Beacon Energy (Texas) Corp.
3102 Windmill Road
Cleburne, Texas 76033
Attn: Micah Goldberg

with a copy to:	Frost Brown Todd LLC
201 North Illinois Street, Suite 1900
Indianapolis, Indiana 46244-0961
Attn: Kimera Hall

If to Owner:	Delek Renewables, LLC
7102 Commerce Way,
Brentwood, Tennessee 37027
Attn: Mark Page

with a copy to:	Delek US Holdings, Inc.
7102 Commerce Way,
Brentwood, Tennessee 37027
Attn: Andy Schwarcz

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

with copy to:	Bradley Arant Boult Cummings, LLP
1600 Division Street, Suite 700
Nashville, Tennessee 37203
Attn: David Rutter

In the event a Notice begins the running of a time period under this Agreement during which either Purchaser or Beacon is obligated to respond or else have its approval deemed granted, then such Notice must have the following legend, in a prominent position on its exterior packing and interior: “TIME SENSITIVE REQUEST - RESPONSE REQUIRED WITHIN A FINITE NUMBER OF DAYS.”

ARTICLE XV
GOVERNING LAW AND DISPUTE RESOLUTION

15.1          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AS THE SAME MAY BE AMENDED, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

15.2          Jurisdiction; Venue. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS HAVING JURISDICTION OVER JOHNSON COUNTY, TEXAS FOR ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.3          Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO A DISPUTE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

15.4          Mediation. In event of a dispute under this Agreement (the “Dispute”), Owner and Beacon agree to engage in non-binding mediation prior to commencing any litigation with respect to the Dispute. The mediation shall occur in Dallas, Texas or such other place as is mutually agreed upon by Owner and Beacon, in writing, within thirty (30) after Owner or Beacon, as applicable, gives the other written notice of a Dispute. In the mediation process, the parties will try to resolve their differences voluntarily with the assistance of an independent, impartial mediator who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator within fifteen (15) days after one party sends notice to the other requesting mediation, a mediator will be designated by the American Arbitration Association (“AAA”). Any mediator so designated must be acceptable to both parties. The mediation will be conducted under the auspices of the Commercial Mediation Rules of the AAA and as specified by the mediator. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the Dispute. The mediation will be treated as a settlement discussion, and all discussions, proposals and settlement offer will be Confidential Information for purposes hereof. The mediator may not testify for either party in any later proceeding relating to the Dispute. No recording or transcript shall be made of the mediation proceedings. Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties. If the parties do not resolve a Dispute through mediation within forty-five (45) days after Owner or Beacon, as applicable, gives the other party written notice of such Dispute, then either Owner and Beacon may commence litigation to resolve such Dispute.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.5          Costs and Attorneys’ Fees; Interest. Subject to compliance with Section 15.4, the prevailing party in any dispute arising under this Agreement or related to the transactions contemplated by this Agreement shall be entitled to recover its reasonable legal costs (including, without limitation, court costs, expert witness and attorneys’ fees) in the manner and amount to be determined by the court. Any judgment providing for the payment of money damages shall include interest, as determined by the court, which interest shall accrue at the Base Rate from the date of any default or other breach of this Agreement until such judgment is paid in full.

ARTICLE XVI
assignment & delegation

16.1          Assignment. Beacon shall not assign this Agreement, or any interest herein, nor shall Beacon delegate any of its duties under this Agreement, without the prior written consent of the Owner, which consent shall not be unreasonably withheld, qualified or delayed. Owner shall not assign this Agreement, or any interest herein, without obtaining Beacon’s prior written consent, which consent shall not be unreasonably withheld, qualified or delayed, except Owner may assign this Agreement to any of Owner’s Affiliates and to Owner’s lenders. If any of Owner’s lenders acquires Owner’s right, title and interest in this Agreement, the limitations on assignment set forth in this section shall not apply to such lender, but such lender shall be required to obtain Beacon’s consent prior to assigning this Agreement to a third party, which consent shall not be unreasonably withheld, qualified or delayed. If either Beacon or Owner assigns this Agreement, or any interest herein, in accordance with the terms of this Section 16.1, it shall remain primary liable for the satisfaction of its obligations and liabilities hereunder, unless the other party agrees, in writing, to release it from such obligations and liabilities (in whole or in part); provided if Owner’s lender acquires Owner’s right, title and interest in this Agreement and thereafter assigns the same, such lender shall be released from all obligations and liabilities arising under this Agreement to the extent its assignee assumes the same, in writing, for the benefit Beacon.

16.2          Change of Control. An assignment of this Agreement requiring consent under Section 16.1 shall be deemed to have occurred if in a single transaction or in a series of transactions the ownership interests (whether stock, partnership interests, membership interests or other) of Beacon or any parent company of Beacon are transferred, diluted, reduced or otherwise affected with the result that the present owners have less than a 51% ownership interest in Beacon or its parent company, as applicable, or cease to control the management and operation of Beacon or its parent company, as applicable.

ARTICLE XVII
GENERAL TERMS

17.1          Amendments. This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by each party.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.2          Successors & Assigns. This Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the respective parties to this Agreement, and, if any be permitted under this Agreement, their respective successors, successors-in-title, representatives, and assigns. Each and every successor-in-interest to any party to this Agreement, whether such successor acquires such interest by way of purchase or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

17.3          Waiver. No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy. Except as expressly provided in this Agreement, performance of any condition or obligation to be performed under this Agreement shall not be deemed to have been waived or postponed except by an instrument in writing signed by the party who is claimed to have granted such waiver or postponement. No waiver by any party whether pursuant to the terms of this Agreement or by written instrument signed by the party granting such waiver shall operate or be construed as a waiver in respect of any failure or default not expressly identified with respect to such waiver or in any such written waiver, whether of a similar or different character and whether occurring before or after such waiver.

17.4          No Third-party Beneficiaries. Except for the indemnities set forth in Section 8.8, nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any obligation or liability to any person or entity other than a party to this Agreement.

17.5          Remedies. Except as otherwise provided in this Agreement, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise under Applicable Law, and a party’s election of any one or more of such remedies shall not constitute a waiver by such party of the right to pursue any other available remedy. Each remedy shall be cumulative and shall be in addition to every other remedy which is available under this Agreement or under Applicable Law. Any reference to law in this Section 17.5 shall be a reference to Applicable Law.

17.6          Independent Contractor. The rights, duties, obligations and liabilities of each party under this Agreement shall be individual, not joint or collective. The parties acknowledge and agree that it is not the intention of the parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or other association or a trust. Neither party, nor its employees, agents or Affiliates, are, nor shall they purport to act as, employees, agents, or representatives of the other, except as expressly set forth in this Agreement; and each party is and shall act as an independent contractor, maintaining full responsibility and complete control over all of its respective employees and operations. In their relations with each other under this Agreement, the parties shall not be considered fiduciaries.

17.7          Severance of Invalid Provisions. The terms and conditions of this Agreement shall be read and interpreted so as to render them consistent with each other in order to effect the intents and purposes of the parties. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under Applicable Law, but if for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person is held to be prohibited, invalid or unenforceable by any governmental authority, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held prohibited, invalid or unenforceable, shall not be affected thereby, and the clauses and provisions of this Agreement shall nevertheless remain in full force and effect.

17.8          Compliance with Laws. In performance of their respective obligations under this Agreement, Beacon and Owner shall each comply with all Applicable Laws.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.9         Expenses. Each party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement.

17.10       Texas DTPA Waiver. EACH PARTY EXECUTING THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS, IF ANY UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41, ET SEQ., TEXAS BUSINESS & COMMERCE CODE, WHICH IS A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION. EACH PARTY EXECUTING THIS AGREEMENT VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, EACH PARTY EXECUTING THIS AGREEMENT HEREBY REPRESENTS AND WARRANTS TO THE OTHER PARTY THAT (A) SUCH PARTY’S LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY THE OTHER PARTY OR BY AN AGENT OF SUCH OTHER PARTY AND (B) NEITHER PARTY EXECUTING THIS AGREEMENT IS IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

17.11       Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any understandings, Agreements, or representations by or among the parties, written or oral, prior to the Effective Date, to the extent they relate in any way to the subject matter or this Agreement.

17.12       Counterpart Execution. This Agreement and any other document permitted or required to be executed hereunder may be executed in any number of counterparts and by the different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document. The parties agree that a facsimile, digital or other electronic copy of any party’s signature to this Agreement shall have the same effect as an original signature; provided, however, that, as soon as possible after the effectiveness of this Agreement, each party shall send original executed signature pages to the other party.

17.13       Holidays. If any event provided for in this Agreement is scheduled to occur on a day which is a United States (that is, Federal) legal holiday or a Saturday or Sunday, such event shall take place on the next succeeding day that is not such a Federal legal holiday or a Saturday or Sunday.

17.14       Survival. The indemnities set forth in this Agreement shall survive the expiration or termination of this Agreement.

17.15       Confidentiality.

(a)          Subject to the other terms hereof, Beacon and Owner agree to (i) hold the Confidential Information in strict confidence and not disclose the same, (ii) not use the Confidential Information for any purpose other than such party’s performance of the terms and conditions of this Agreement or as expressly required by Applicable Law. All Confidential Information shall be used by a party solely for the purposes of performing its obligations under this Agreement and not for any other purpose. Each party shall inform its officers, directors, employees, representatives and agents to whom any Confidential Information is disclosed of the confidential nature of this Agreement, such terms and conditions, and such information and of the need to maintain such in confidence and shall disclose the terms and conditions of this Agreement and Confidential Information to its officers, directors, employees, representatives or agents only on a “need-to-know” basis.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)          In the event of a request or demand by any governmental authority or any entity or person that is not a party to this Agreement for the disclosure of any Confidential Information, the party receiving such request or demand shall promptly give written notice of such request or demand to the other party so that such other party shall have a reasonable opportunity to take action to prevent or limit the requested disclosure.  The parties shall cooperate to take reasonable steps (including, without limitation, seeking an appropriate protective order) to prevent or limit disclosure of its Confidential Information.

(c)          Beacon and Owner agree that if, in the absence of a protective order, either party is legally required to disclose any Confidential Information, such party may disclose the same without liability under this Agreement, but, in such event, the disclosing party shall not be relieved of any liability under this Agreement for any other disclosures by it (or any of its agents, employees, contractors or representatives) which are not permitted by this Agreement.

(d)          Except as otherwise provided in this Agreement and without prejudice to any other rights or remedies which a party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach of this section and that, to the fullest extent permitted by Applicable Law, each party shall be entitled to the remedies of injunction, specific performance, and other equitable relief (without a showing that monetary damages are unavailable, or posting of bond, or other similar actions) for any threatened or actual breach of this section by such other party or any other relevant person. Further, each party acknowledges and agrees that the Confidential Information of the other party is a valuable asset of the other party which, if known to a third party, may result in harm to such other party or to those with which such other party has a contractual, fiduciary, or other relationships and that for those and other reasons, such other party would be irreparably damaged if this Agreement were not specifically enforced in the event of a breach of this Agreement.

17.16       This Section 17.15 shall survive the termination of this Agreement for a period of two (2) years.

17.17       Conditions Precedent. This Agreement is contingent upon the following conditions being satisfied: (i) Owner obtaining any approvals of this Agreement that Owner is required to obtain from its lenders or any lenders of Owner’s parent company; (ii) Owner obtaining approval of this Agreement by counsel for the Master Limited Partnership being formed by an Affiliate of Owner and Owner’s Texas counsel; and (iii) Owner’s risk manager having approved any differences between the insurance provisions set forth in this Agreement and the insurance provisions set forth in the Existing Biodiesel Toll Production Agreement. If the foregoing conditions are not satisfied, Owner and Beacon shall use good faith efforts to renegotiate and revise the applicable provisions necessary to satisfy the foregoing conditions. If the parties are unable to agree upon any such revisions, then Owner may terminate this Agreement by giving written notice to Beacon on or before March 30, 2012.

17.18       Conflict with Exhibits and Other Attachments. To the extent that any of the terms, covenants, or conditions of any Exhibit, Schedule, Appendix, or Annex to this Agreement are inconsistent with the terms, covenants, or conditions of this Agreement, the terms, covenants, and conditions of this Agreement shall control.

17.19       Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file, record and publish such further agreements, certificates, amendments of certificates, instruments, or documents as may be required by Applicable Law or may be necessary or desirable to carry out the provisions of this Agreement or the activities contemplated by this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.20      Compliance with Applicable Law.

(a)          In Beacon's performance of its obligations under this Agreement, Beacon shall maintain its facilities such as to comply in all material respects with all Applicable Laws and with Beacon’s personnel, process and operations safety, and environmental standards and policies, as such are in effect from time to time. Beacon shall have the sole right and authority to make all decisions with respect to the construction, maintenance, and operation of the Facility.

(b)          Beacon shall keep and maintain records as required by all Applicable Laws. Beacon shall provide Owner with a copy of any such reports which are material and germane to the actual receipt and storage of Owner’s Feedstock, the conversion, production, storage and shipment of Owner’s Products, or the collection of any amounts due for the sale of Owner’s Products or payment of accounts receivable which arise after the Effective Date. Beacon shall promptly notify Owner of any incidents involving the Owner’s Feedstock, Owner’s Work-In-Process, or Owner’s Products which materially limit, restrict, prohibit or otherwise adversely affect Beacon's performance under this Agreement.

17.21       Time of the Essence. For purposes of this Agreement, time shall be considered of the essence.

17.22       Addendum. Beacon and Owner acknowledge and agree the Addendum #1 and Addendum #2 are attached to this Agreement and incorporated herein by reference.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, Beacon and Owner have each executed and delivered this Agreement as of the Effective Date.

BEACON:

BEACON ENERGY (TEXAS) CORP.

By:	/s/ Micah Goldberg
Name:	Micah Goldberg
Title:	Vice President

OWNER:

Delek Renewables, LLC

By:	/s/ H. Pete Daily
Name:	H. Pete Daily
Title:	VP

By:	/s/ Frederek Green
Name:	Frederek Green
Title:	VP

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

certificate of analysis

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

REC COA-
007 070711
Approved by LM

BEACONENERGYCORP

Biodiesel Plant: 3102 Windmill Road Cleburne, TX 76033 Phone: (817) 558-9255 Fax: (817) 558-9290

Certificate of Analysis

Lot Number:
Date of Manufacture:
Date of Analysis:

Performance Characteristics	ASTM Method	Result	Minimum	Maximum	Pass (Y/N)
Visual Procedure 1- Clarity	D4176		Pass		
Visual Procedure 2- Num. Rating	D4176			2	
Acid Number (mg KOH/g)	D664			0.50 mg/g	
Water and Sediment (% vol)	D2709			0.050%	
Moisture by KF (% mass)	D6304			0.050%***	
Alcohol Control by Flashpoint (°C)	D93		130°C		
Kinematic Viscosity, 40 °C (cSt)	D445		1.9 cSt	6.0 cSt	
Free Glycerin (% mass)	D6584			0.020%	
Monoglycerides	D6584			0.80%	
Diglycerides	D6584			0.20%	
Triglycerides	D6584			0.20%	
Total Glycerin (% mass)	D6584			0.240%	
Sulfur	D5453			15 ppm	
Oxidative Stability	EN 14112		3 hours		
Specific Gravity	D1298				
Cold Soak Filtration Test	D7501			360 sec.	
Cloud Point (°C)	D2500		Report Only °C		
Additional Characteristics	**ASTM Method**	**Result**	**Minimum**	**Maximum**	
Copper Strip Corrosion	D130	1b**	1a	3a	
Sulfated Ash	D874	< 0.005%*		0.020%	
Carbon Residue (100% sample)	D4530	0.021%**		0.05%	
Phosphorous Content	D4951	< 1%**		0.001%	
Distillation Temp,atm.equiv.,90%	D1160	324°C**		360°C	
Sodium / Potassium	EN 14538	< 1ppm**		5 ppm	
Magnesium / Calcium	EN 14538	< 1 ppm**		5 ppm	
Cetane Number	D613	51**	47		

This lot of biodiesel meets the ASTM D6751biodiesel standard.
All Performance Characteristics list results from actual production lot analysis

☐ check if a Commingled Lot
(Insert All Lot Numbers if Checked)

* & ** Denotes results from last analysis performed on lot ___________ by in-house lab (*), LCS (**)
*** Denotes specifications that are not required by ASTM D6751

_______________, Quality Manager
Beacon Energy (Texas) Corporation

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

exhibit B

Production & Delivery Schedule

Date	Daily Delivery Schedule	Production Schedule
[**]	[**]	[**]

Total Gallons Delivered	April	[**]
	May	[**]
	June	[**]
	Total	[**]

Total Gallons Produced	April	[**]
	May	[**]
	June	[**]
	Total	[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

exhibit C

standards and specifications for biodiesel & FEEDSTOCK

•	All of the standards and requirements contained for biodiesel designated at B100 in ASTM D 6751 (as the same may be amended, modified, supplemented, interpreted or administered by ASTM from time to time).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

standards and specifications for biodiesel & FEEDSTOCK (CONT.)

BEACONENERGYCORP

Feedstock Quality Specifications

Edible Tallow:

Free Fatty Acid	1.5 mg/g
Moisture	0.20 %
Sediment	0.1%

Edible Lard:

Free Fatty Acid	1.0 mg/g
Moisture	0.20%
Sediment	0.1%

Packer Tallow:

Free Fatty Acid	8 mg/g
Moisture	0.50%
Sediment	0.50%

Bleachable Fancy Tallow:

Free Fatty Acid	8 mg/g
Moisture	0.50%
Sediment	0.50%

Choice White Grease:

Free Fatty Acid	8 mg/g
Moisture	0.50%
Sediment	0.50%

Poultry Fat:

Free Fatty Acid	30 mg/g
Moisture	0.50%
Sediment	0.50%

Soy Bean Oil

Free Fatty Acid	0.50 mg/g
Moisture	0.20%
Sediment	0.10%

Yellow Grease:

Free Fatty Acid	30 mg/g
Moisture	0.50%
Sediment	0.50%

3102 Windmill Road • Cleburne, Texas 76033 • Phone (817) 558-9255 • Fax (817) 558-9290

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

standards and specifications for biodiesel & FEEDSTOCK (CONT.)

Feedstock Quality Specifications

Canola:		Corn Oil:

Free Fatty Acid	0.5 mg/g	Free Fatty Acid	20 mg/g

Moisture	. 20%	Moisture	50%

Sediment	.10%	Sediment	.50%

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

representatives

•	Owner’s representative shall be Mark Page.

•	Beacon’s representative shall be Micah Goldberg.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

exhibit E

INITIAL feedstock blend

Crude Degummed Soybean oil 60%

Yellow Grease 40%

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit F

required consents

none

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Addendum #1

cOLLATERAL ACCESS AGREEMENT

As part of the approvals required under Section 17.16, the parties shall endeavor, in good faith and with reasonable diligence, to enter into a mutually agreeable collateral access agreement (the “Collateral Access Agreement”) with Owner’s lenders or any lenders of Owner’s parent company with respect to Owner’s Feedstock, Owner’s Work-In-Process or Owner’s Product. Once the Collateral Access Agreement is fully executed, the parties shall attach the same in place of this Addendum #1.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Addendum #2

right of first opportunity

Throughout the term of this Agreement, as the same is extended, Owner shall have a right of first opportunity to acquire the Facility (the “Right of First Opportunity”), upon the terms and conditions set forth in this Addendum #2, in the event Beacon desires to sell, transfer or convey its interest in the Facility (a “Sale Transaction”); provided, however, the Right of First Opportunity shall not apply during any period when there is a then outstanding and uncured Owner Default. Prior to entering into any Sale Transaction, Beacon shall send a written statement (a “Transaction Statement”) to Owner detailing the terms and conditions upon which Beacon is willing to enter into a Sale Transaction with Owner. Beacon may, at its option and expense, will hire an investment banker with a specialty in the biofuels industry, to perform an appraisal of the Facility before it sends a Transaction Statement to Owner, in which case Beacon shall furnish Owner with a copy of such appraisal. Owner shall have a period of thirty (30) days after its receipt of a Transaction Statement to notify Beacon, in writing, if it is interested in acquiring the Facility on the terms and conditions set forth in the Transaction Statement. If Owner timely notifies Beacon that it desires to exercise its Right of First Opportunity, Beacon and Owner shall endeavor, in good faith and with reasonable diligence, to negotiate and enter into a binding agreement with respect to such Sale Transaction, containing the terms and conditions set forth in said Transaction Statement, as the same may be modified by mutual agreement of Beacon and Owner (a “Purchase Contract”). Beacon shall not market (or permit the marketing of) the Facility or engage in negotiations, discussions or other communications regarding any Sale Transaction with a person or entity other than Owner for a period of thirty (30) days after Owner exercises the Right of First Opportunity in connection with any Transaction Statement.

If (i) Owner does not exercise the Right of First Opportunity within thirty (30) days after its receipt of a Transaction Statement, (ii) Owner notifies Beacon that it is not interested in purchasing the Facility upon the terms set forth in a Transaction Statement, or (iii) the parties do not enter into a Purchase Contract within thirty (30) days after Owner’s exercise of the Right of First Opportunity following its receipt of a Transaction Statement, then, for a period of two hundred seventy (270) days thereafter, Beacon may enter into a Sale Transaction with a third party on terms that are at least as favorable to Beacon as those set forth in such Transaction Statement (including, without limitation, the purchase price for the Facility and other consideration payable to Beacon). If Beacon completes a Sales Transaction with a third party in compliance with the terms of this Agreement (including, without limitation, this Addendum #2), this Agreement shall remain in full force and effect.

If Beacon enters into an agreement to sell, transfer or convey the Facility to a Third Party in accordance with the terms of this Addendum #2 and Beacon thereafter desires to modify the terms of such agreement in a manner that makes it less favorable than those set forth in the applicable Transaction Statement, then Beacon shall be required to submit a new Transaction Statement to Owner and Owner may exercise the Right of First Opportunity, within the time period set forth above, in connection therewith. In addition, if Beacon does not enter into a Sale Transaction on terms at least as favorable to Beacon (including, without limitation, the purchase price for the Facility and other consideration payable to Beacon) as those detailed in a Transaction Statement within two hundred seventy (270) days after Owner’s receipt of such Transaction Statement, then Beacon may not enter into any Sales Transaction until it has submitted a new Transaction Statement to Owner in accordance with exhibit and Owner may exercise the Right of First Opportunity in connection therewith.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A Transaction Statement shall not (i) include any property other than the Facility, (ii) contain any provisions that are intended to frustrate or defeat the Right of First Opportunity; (iii) impose any covenants, conditions, restrictions or limitations on Owner’s operation of the Facility after it acquires the same; or (iv) require Owner or Beacon to make any alterations, additions, changes or improvements to the Facility.

Notwithstanding anything to the contrary contained herein, the Right of First Opportunity will not arise in the event that Beacon's parent company, Environmental Quality Management, Inc., is sold or merged in its entirety into another entity, whether through a merger, stock sale, asset sale, combination, restructuring or any other transaction, and Owner shall have no rights with respect to any such transaction; provided this Agreement (including, without limitation, this Addendum #2) shall remain in full force and effect. In such a case, Beacon's sole obligation is to ensure that the purchasing or surviving entity assumes Beacon's obligations under the Agreement, subject to Owner's consent and approval as set forth in the Agreement.

The Right of First Opportunity shall only benefit the following parties (collectively, the “Delek Related Parties”) (i) Delek Renewables, LLC or (ii) any Affiliate of Delek Renewables, LLC or Delek US Holdings, Inc. to whom this Agreement is assigned (expressly or by operation of law), including, without limitation, any entity into whom Delek Renewables, LLC is merged or consolidated. If Owner’s right, title and interest in this Agreement is assigned to any third party who is not one of the Delek Related Parties, then the provisions of this Addendum #2 shall be of no further force or effect; except if this Agreement is assigned, pledged, mortgaged or hypothecated to any of Owner’s lenders as part of the collateral securing a loan, this Addendum #2 shall remaining in full force and effect and shall not be affected by such assignment, pledge, mortgage or hypothecation, unless Owner ceases to have any interest in this Agreement as a result of Owner’s default under such loan.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.